As filed with the Securities and Exchange Commission on August 31, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

ST. JUDE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1276891
(State or other jurisdiction of	(I.R.S. Employer
incorporation)	Identification Number)

One Lillehei Plaza
St. Paul, Minnesota 55117
(651) 483-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Pamela S. Krop
Vice President, General Counsel and Secretary
St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, Minnesota 55117
(651) 483-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Gary L. Tygesson, Esq.
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402
(612) 340-8753

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
1.22% Convertible Senior Debentures Due 2008	$1,200,000,000(1)	100%(2)(3)	$1,200,000,000(1)	$36,840(4)
Common Stock, par value $0.10 per share	23,052,120(5)	N/A(6)	N/A(6)	N/A(6)
Total	—	—	$1,200,000,000	$36,840

(1)	Represents the aggregate principal amount of 1.22% Convertible Senior Debentures Due 2008 (the “Debentures”) issued by the Registrant.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(i) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Exclusive of accrued interest and distributions, if any.
(4)	Calculated in accordance with Rule 457(i) under the Securities Act.
(5)

This number represents the number of shares of common stock that are issuable upon conversion of the Debentures registered hereby. For purposes of estimating the number of shares of common stock to be included in the Registration Statement upon the conversion of the Debentures, the Registrant calculated the number of shares issuable upon conversion of the Debentures based on an initial conversion rate of 19.2101 shares per $1,000 principal amount of the Debentures. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act, the amount to be registered includes an indeterminate number of shares of common stock issuable upon conversion of the Debentures, as this amount may be adjusted as a result of stock splits, stock dividends and similar events, and the adjustment provisions of the Debentures.

(6)

No additional consideration will be received for the common stock issuable upon conversion of the Debentures and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act.

PROSPECTUS

$1,200,000,000

1.22% Convertible Senior Debentures Due 2008
and Common Stock Issuable
Upon Conversion of the Debentures

We issued and sold $1,200,000,000 aggregate principal amount of our 1.22% Convertible Senior Debentures due 2008 (the Debentures) in a private placement in April 2007. The selling securityholders identified in this prospectus will use this prospectus to resell their Debentures and any shares of our common stock issuable upon conversion of their Debentures as described in “Plan of Distribution” beginning on page 60 of this prospectus. We will not receive any proceeds from this offering.

The Debentures bear interest at an annual rate of 1.22% payable on June 15 and December 15 of each year. We made our first interest payment on the Debentures on June 15, 2007. The Debentures are our unsecured and unsubordinated obligations and rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt but effectively junior to all our secured debt and all liabilities of our subsidiaries.

The Debentures will be convertible, at your option, into cash and shares of our common stock, par value $0.10 per share, if any, at a conversion rate of 19.2101 shares per $1,000 principal amount of Debentures (equivalent to an initial conversion price of approximately $52.06 per share), subject to adjustment as described in this prospectus, at any time before the stated maturity, from and after the date of the following events:

•

during any fiscal quarter after the fiscal quarter ending June 30, 2007, if the last reported sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the previous fiscal quarter exceeds 130% of the conversion price on that 30th trading day;

•	subject to certain limitations, if the trading price of the Debentures falls below a specified threshold;

•	on or after October 15, 2008; or

•	on the occurrence of the specified corporate transactions described in this prospectus.

On conversion, we will deliver cash equal to the lesser of the aggregate principal amount of the Debentures to be converted and our total conversion obligation and cash, shares of our common stock or a combination thereof, at our election, in respect of the remainder, if any, of our conversion obligation. If certain corporate transactions occur on or before the maturity date of the Debentures, we will increase the conversion rate by a number of additional shares of common stock or, in lieu thereof, we may in certain circumstances, elect to adjust the conversion rate and related conversion obligation so that the Debentures are convertible into shares of the acquiring or surviving company.

Our common stock is listed on the New York Stock Exchange (NYSE) under the symbol “STJ”. The last reported sale price of our common stock on August 30, 2007 was $43.50 per share.

You may require us to repurchase all or a portion of your Debentures upon a fundamental change (as described in this prospectus).

The Debentures are not redeemable at our option prior to maturity.

Since their issuance, the Debentures have been eligible for trading in the PORTALSM Market of the Nasdaq Stock Market, Inc. (PORTAL). However, upon their registration, the Debentures will cease to be eligible for trading in PORTAL. We do not intend to list the Debentures on any national securities exchange or to include them in any automated quotation system upon their registration.

Investing in the Debentures and our common stock involves risks. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 31, 2007.

i

ABOUT THIS PROSPECTUS

          This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (SEC). By using a shelf registration statement, the selling securityholders may sell, from time to time, the Debentures, as well as any shares of common stock issuable upon conversion of the Debentures.

          You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor the selling securityholders have authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell, nor a solicitation of an offer to buy, any of the securities offered in this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus of the securities described herein shall under any circumstances imply, and you should not assume, that the information provided by this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

          Except as otherwise indicated or required by the context, references in this prospectus to “we,” us,” “our,” “St. Jude Medical” or the “company” refer to the combined business of St. Jude Medical, Inc. and its subsidiaries.

          All references in this prospectus to “$”, “U.S. Dollars” and “dollars” are to United States dollars.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. You may also obtain copies of our SEC filings at the office of the NYSE located at 20 Broad Street, New York, NY 10005. For further information on obtaining copies of our public filings at the NYSE, you should call 1-212-656-3000.

          We have filed with the SEC a registration statement on Form S-3 to register the Debentures and the shares of common stock offered hereby. This prospectus is part of the registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits to the registration statement. For further information regarding St. Jude Medical, Inc., investors should refer to the registration statement and its exhibits. The full registration statement can be obtained from the SEC as indicated above.

          The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede older information. We incorporate by reference the documents listed below (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934, as amended (the Exchange Act), in accordance with the Exchange Act and applicable SEC rules) and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial filing of the registration statement of which this prospectus is a part and before the filing of a post-effective amendment to that registration statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold:

•	our annual report on Form 10-K for the year ended December 30, 2006;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	our current reports on Form 8-K filed on January 25, 2007 (as to Item 8.01), January 29, 2007, January 31, 2007, March 1, 2007, April 25, 2007, May 7, 2007, May 18, 2007 and July 2, 2007; and

•

the description of our common stock contained in our registration statement on Form 8-A filed on November 8, 1996 and in any other registration statement or report filed by us under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          We will provide, at no cost to you, upon your written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference into such documents) and any report, proxy statement or other communication distributed by us to our shareholders generally. Requests for such copies should be directed to St. Jude Medical, Inc., Attn: Corporate Secretary, One Lillehei Plaza, St. Paul, Minnesota 55117, Telephone: (651) 483-2000.

CAUTIONARY STATEMENTS

          This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of St. Jude Medical, Inc. and its subsidiaries. Statements preceded by, followed by or that include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believes” or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described in this prospectus, including under the heading “Risk Factors,” in our filings with the SEC that we have incorporated by reference in this prospectus and the various factors described below. Since it is not possible to foresee all such factors, you should not consider these factors to be a complete list of all risks or uncertainties. We believe the most significant factors that could affect our future operations and results are set forth in the list below.

•

Any legislative or administrative reform to the U.S. Medicare or Medicaid systems or international reimbursement systems that significantly reduces reimbursement for procedures using our medical devices or denies coverage for such procedures, as well as adverse decisions relating to our products by administrators of such systems in coverage or reimbursement issues.

•	Assertion, acquisition or grant of key patents by or to others that have the effect of excluding us from market segments or requiring us to pay royalties.

•	Economic factors, including inflation, changes in interest rates and changes in foreign currency exchange rates.

•	Product introductions by competitors which have advanced technology, better features or lower pricing.

•	Price increases by suppliers of key components, some of which are sole-sourced.

•	A reduction in the number of procedures using our devices caused by cost-containment pressures or preferences for alternate therapies.

•

Safety, performance or efficacy concerns about our products, many of which are expected to be implanted for many years, leading to recalls and/or advisories with the attendant expenses and declining sales.

•

Changes in laws, regulations or administrative practices affecting government regulation of our products, such as Food and Drug Administration (FDA) laws and regulations, that increase the time and/or expense of obtaining approval for products or impose additional burdens on the manufacture and sale of medical devices.

•

Regulatory actions arising from concern over Bovine Spongiform Encephalopathy (BSE), sometimes referred to as “mad cow disease,” that have the effect of limiting our ability to market products using bovine collagen, such as Angio-Seal™, or products using bovine pericardial material, such as Biocor® and Epic™ tissue heart valves, or that impose added costs on the procurement of bovine collagen or bovine pericardial material.

•	Difficulties obtaining, or the inability to obtain, appropriate levels of product liability insurance.

•	The ability of our Silzone® product liability insurers to meet their obligations to us.

•

Serious weather or other natural disasters that cause damage to the facilities of our critical suppliers or one or more of our facilities, such as an earthquake affecting our facilities in California or a hurricane affecting our facility in Puerto Rico.

•	Healthcare industry consolidation leading to demands for price concessions or the exclusion of some suppliers from significant market segments.

•	Adverse developments in the investigation of business practices in the cardiac rhythm management industry by the U.S. Attorney’s Office in Boston or in other governmental investigations involving us.

•	Adverse developments in litigation, including product liability litigation, patent or other intellectual property litigation or shareholder litigation.

•	Inability to successfully integrate the businesses that we have acquired in recent years and that we plan to acquire.

•	Failure to successfully complete clinical trials for new indications for our products and failure to successfully develop markets for such new indications.

•	Changes in accounting rules that adversely affect the characterization of our results of operations, financial position or cash flows.

          We undertake no obligation to update publicly or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

v

SUMMARY

          This summary contains a general overview of the information contained or incorporated by reference in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements and related notes filed with the SEC and incorporated by reference in this prospectus. You should carefully consider the information contained in or incorporated by reference in this prospectus, including the information set forth under the heading “Risk Factors” beginning on page 5 of this prospectus.

Business of St. Jude Medical, Inc.

          Our business is focused on the development, manufacturing and distribution of cardiovascular medical devices for the global cardiac rhythm management, cardiovascular and atrial fibrillation therapy areas and implantable neurostimulation devices for the management of chronic pain. We sell our products in more than 100 countries around the world. Our largest geographic markets are the United States, Europe and Japan. Our four operating segments are Cardiac Rhythm Management (CRM), Cardiovascular (CV), Atrial Fibrillation (AF) and Neuromodulation (Neuro).

          At the beginning of our 2007 fiscal year, we combined our cardiac surgery and cardiology operating segments to form the CV operating segment. Each operating segment focuses on developing and manufacturing products for its respective therapy area. Our principal products in each operating segment are as follows: CRM – tachycardia implantable cardioverter defibrillator systems (ICDs) and bradycardia pacemaker systems (pacemakers); CV – vascular closure devices and heart valve replacement and repair products; AF – electrophysiology introducers and catheters, advanced cardiac mapping and navigation systems and ablation systems; and Neuro – neurostimulation devices.

          St. Jude Medical, Inc. was incorporated in Minnesota in 1976. Our principal executive offices are located at One Lillehei Plaza, St. Paul, Minnesota 55117 and our telephone number is (651) 483-2000.

The Offering

          The summary below describes the principal terms of the Debentures. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Debentures” section of this prospectus contains a more detailed description of the terms and conditions of the Debentures. The “Description of Capital Stock” section of this prospectus contains a more detailed description of our common stock.

Issuer	St. Jude Medical, Inc.

Securities Offered	$1.2 billion aggregate principal amount of 1.22% Convertible Senior Debentures Due 2008.

Maturity Date	December 15, 2008

Ranking

The Debentures are our unsecured and unsubordinated obligations and rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The Debentures effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and to all liabilities of our subsidiaries.

At June 30, 2007, (i) we had approximately $1,656.9 million of debt and (ii) our subsidiaries had indebtedness and other liabilities of approximately $945.1 million.

Interest

We pay interest on the Debentures on June 15 and December 15 of each year at an annual rate of 1.22%. We made our first interest payment on the Debentures on June 15, 2007. Interest is computed on the basis of a 360-day year comprising twelve 30-day months.

Conversion Rights	You may convert your Debentures at any time before the stated maturity from and after the date of the following events:

• during any fiscal quarter after the fiscal quarter ending June 30, 2007, if the last reported sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the previous fiscal quarter exceeds 130% of the conversion price on that 30th trading day;

• during the five business days immediately after any five consecutive trading-day period in which the trading price (as defined under “Description of the Debentures—Conversion Rights—Conversion upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of the Debentures for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate of the Debentures on each such day;

• on or after October 15, 2008; or

• on the occurrence of the specified corporate transactions, described under “Description of the Debentures—Conversion Rights—Conversion upon Specified Corporate Transactions.”

For each $1,000 principal amount of Debentures surrendered for conversion, you will receive cash and shares of our common stock, if any, at an initial conversion rate of 19.2101 shares of our common stock. This represents an initial conversion price of approximately $52.06 per share of our common stock. The conversion rate may be adjusted for certain reasons, but will not be adjusted for any accrued interest. On conversion, you will generally not receive any cash payment representing accrued interest. Instead, accrued interest will be deemed paid by cash and shares of the common stock, if any, received by you on conversion.

On a surrender of your Debentures, we will deliver cash equal to the lesser of the aggregate principal amount of Debentures to be converted and our total conversion obligation. We will deliver cash, shares of our common stock or combination thereof, at our election, in respect of the remainder, if any, of our conversion obligation as described under “Description of the Debentures—Payment upon Conversion.”

If you elect to convert your Debentures in connection with certain corporate transactions that occur on or prior to the maturity date of the Debentures, we will increase the conversion rate by a number of additional shares of common stock upon conversion as described under “Description of the Debentures—Payment upon Conversion—Make-Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control” or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the Debentures are convertible into shares of the acquiring or surviving company.

Payment at Maturity	Each holder of $1,000 principal amount of the Debentures shall be entitled to receive $1,000 at maturity, plus accrued interest, if any.

Sinking Fund	None.

Redemption	The Debentures are not redeemable at our option prior to maturity.

Fundamental Change Put

On a fundamental change (as defined under “Description of the Debentures—Repurchase of Debentures by St. Jude Medical at Option of Holder upon a Fundamental Change”), you may require us to repurchase all or a portion of your Debentures at a purchase price equal to 100% of the principal amount of the Debentures to be repurchased, plus accrued and unpaid interest, including additional amounts, if any, to the repurchase date.

Events of Default

If there is an event of default under the Debentures, the principal amount of the Debentures, plus accrued and unpaid interest, including additional amounts, if any, may be declared due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the Debentures or any shares of common stock issuable upon conversion of the Debentures. See “Use of Proceeds.”

Form, Denomination and Registration

The Debentures have been issued in fully registered form in denominations of $1,000 principal amount and integral multiples of $1,000 and are represented by three registered global Debentures in book-entry form registered in the name of Cede & Co. (the nominee of DTC). Accordingly, beneficial interests in the Debentures will be shown on, and transfers of the Debentures will be effected only through, records maintained by DTC and its participants. See “Description of the Debentures—Form, Denomination, Exchange, Registration and Transfer” and “Description of the Debentures—Book-Entry Delivery and Settlement.”

Registration Rights

Under a registration rights agreement (the registration rights agreement) which we entered into with Banc of America Securities LLC, as the initial purchaser of the Debentures (the initial purchaser), we have agreed to use our reasonable best efforts to keep the shelf registration statement to which this prospectus relates effective until the earliest of:

• two years after the last date of original issuance of any of the Debentures;

• the sale under the shelf registration statement or Rule 144 under the Securities Act of 1933, as amended (the Securities Act), of all of the Debentures and any shares of our common stock issued on their conversion; and

• the expiration of the holding period applicable to the Debentures and any shares of our common stock issuable on their conversion held by persons that are not our affiliates under Rule 144(k) under the Securities Act, or any successor provision.

If we do not fulfill certain of our obligations under the registration rights agreement, we will be required to pay additional amounts to holders of the Debentures. If you convert some or all of your Debentures into common stock, you will not be entitled to additional amounts with respect to the common stock.

Trading

The Debentures are not listed on any national securities exchange or included in any automated quotation system. The Debentures are currently eligible for trading in PORTAL. However, the Debentures will cease to be eligible for trading in PORTAL upon their registration, and we do not intend to list the Debentures on any national securities exchange or to include the Debentures in any automated quotation system upon their registration. The market for the Debentures is limited and we cannot assure you that an active or liquid market will develop for the Debentures.

NYSE Symbol for our Common Stock	Our common stock is listed on the NYSE under the symbol “STJ”.

Risk Factors

An investment in the Debentures or any shares of common stock issuable upon conversion of the Debentures involves risks. You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors,” as well as other information included in or incorporated by reference into this prospectus before deciding whether to invest in the Debentures or our common stock.

RISK FACTORS

          An investment in the Debentures or any shares of common stock issuable upon conversion of the Debentures involves risks. Before deciding whether to purchase the Debentures or any shares of common stock, you should consider the risks discussed below or elsewhere in this prospectus, including those set forth under the heading “Cautionary Statements,” and in our filings with the SEC that we have incorporated by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

          Any of the risks discussed below or elsewhere in this prospectus or in our SEC filings, and other risks we have not anticipated or discussed, could have a material impact on our business, financial condition or results of operations. In that case, our ability to pay interest on the Debentures when due, to repay the Debentures at maturity or to pay the cash due upon repurchase or conversion of the Debentures could be adversely affected, and the trading price of the Debentures and our common stock could decline substantially.

Risks Relating to Our Business

We face intense competition and may not be able to keep pace with the rapid technological changes in the medical devices industry.

          The medical device market is intensely competitive and is characterized by extensive research and development and rapid technological change. Our customers consider many factors when choosing suppliers, including product reliability, clinical outcomes, product availability, inventory consignment, price and product services provided by the manufacturer, and market share can shift as a result of technological innovation and other business factors. Major shifts in industry market share have occurred in connection with product problems, physician advisories and safety alerts, reflecting the importance of product quality in the medical device industry. Our competitors range from small start-up companies to larger companies which have significantly greater resources and broader product offerings than us, and we anticipate that in the coming years, other large companies will enter certain markets in which we currently hold a strong position. For example, Boston Scientific Corporation acquired one of our principal competitors, Guidant Corporation, in 2006. In addition, we expect that competition will continue to intensify with the increased use of strategies such as consigned inventory and we have seen increasing price competition as a result of managed care, consolidation among healthcare providers, increased competition and declining reimbursement rates. Product introductions or enhancements by competitors which have advanced technology, better features or lower pricing may make our products or proposed products obsolete or less competitive. As a result, we will be required to devote continued efforts and financial resources to bring our products under development to market, enhance our existing products and develop new products for the medical marketplace. If we fail to develop new products, enhance existing products or compete effectively, our business, financial condition and results of operations will be adversely affected.

We are subject to stringent domestic and foreign medical device regulation which may impede the approval process for our products, hinder our development activities and manufacturing processes and, in some cases, result in the recall or seizure of previously approved products.

          Our products, development activities and manufacturing processes are subject to extensive and rigorous regulation by the FDA pursuant to the Federal Food, Drug, and Cosmetic Act (FDCA), by comparable agencies in foreign countries and by other regulatory agencies and governing bodies. Under the FDCA and associated regulations, manufacturers of medical devices must comply with certain regulations that cover the composition, labeling, testing, clinical study, manufacturing, packaging and distribution of medical devices. In addition, medical devices must receive FDA clearance or approval before they can be commercially marketed in the United States, and the FDA may require testing and surveillance programs to monitor the effects of approved products that have been commercialized and can prevent or limit further marketing of a product based on the results of these post-marketing programs. Furthermore, most major markets for medical devices outside the United States require clearance, approval or compliance with certain standards before a product can be commercially marketed. The process of obtaining marketing approval or clearance from the FDA and foreign regulatory agencies for new products or with respect to enhancements or modifications to existing products could take a significant period of time, require the expenditure of substantial resources, involve rigorous pre-clinical and clinical testing, require changes to the products and result in limitations on the indicated uses of the product. We cannot be certain that we will receive the required approval or clearance from the FDA and foreign regulatory agencies for new products or modifications to existing products on a timely basis. The failure to receive approval or clearance for significant new products on a timely basis could have a material adverse effect on our financial condition and results of operations.

          At any time after approval of a product, the FDA may conduct periodic inspections to determine compliance with both the FDA’s Quality System Regulation (QSR) requirements and/or current medical device reporting regulations. Product approvals by the FDA can be withdrawn due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial approval. The failure to comply with regulatory standards or the discovery of previously unknown problems with a product, component or manufacturer could result in fines, delays or suspensions of regulatory clearances, seizures or recalls of products (with the attendant expenses), the banning of a particular device, an order to replace or refund the cost of any device previously manufactured or distributed, operating restrictions and criminal prosecution, as well as decreased sales as a result of negative publicity and product liability claims, and could have a material adverse effect on our financial condition and results of operations.

We may not be able to meet regulatory quality standards applicable to our manufacturing process.

          We are required to register with the FDA as a device manufacturer and as a result, we are subject to periodic inspection by the FDA for compliance with the FDA’s QSR requirements, which require manufacturers of medical devices to adhere to certain regulations, including testing, quality control and documentation procedures. In addition, the federal Medical Device Reporting regulations require us to provide information to the FDA whenever there is evidence that reasonably suggests that a device may have caused or contributed to a death or serious injury or, if a malfunction were to occur, could cause or contribute to a death or serious injury. Compliance with applicable regulatory requirements is subject to continual review and is rigorously monitored through periodic inspections by the FDA. In the European Community, we are required to maintain certain International Organization for Standardization (ISO) certifications in order to sell products and we undergo periodic inspections by notified bodies to obtain and maintain these certifications. If we or our manufacturers fail to adhere to QSR or ISO requirements, this could delay production of our products and lead to fines, difficulties in obtaining regulatory clearances, recalls or other consequences, which could in turn have a material adverse effect on our financial condition and results of operations.

If we are unable to protect our intellectual property effectively, our financial condition and results of operations could be adversely affected.

          Patents and other proprietary rights are essential to our business and our ability to compete effectively with other companies is dependent upon the proprietary nature of our technologies. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop, maintain and strengthen our competitive position. We seek to protect these, in part, through confidentiality agreements with certain employees, consultants and other parties. We pursue a policy of generally obtaining patent protection in both the United States and in key foreign countries for patentable subject matter in our proprietary devices and also attempt to review third-party patents and patent applications to the extent publicly available to develop an effective patent strategy, avoid infringement of third-party patents, identify licensing opportunities and monitor the patent claims of others. We currently own numerous United States and foreign patents and have numerous patent applications pending. We are also a party to various license agreements pursuant to which patent rights have been obtained or granted in consideration for cash, cross-licensing rights or royalty payments. We cannot be certain that any pending or future patent applications will result in issued patents, that any current or future patents issued to or licensed by us will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide a competitive advantage to us or prevent competitors from entering markets which we currently serve. Any required license may not be available to us on acceptable terms, if at all. In addition, some licenses may be non-exclusive, and therefore our competitors may have access to the same technologies as us. In addition, we may have to take legal action in the future to protect our trade secrets or know-how or to defend them against claimed infringement of the rights of others. Any legal action of that type could be costly and time consuming to us and we cannot be certain that any lawsuit will be successful. The invalidation of key patents or proprietary rights which we own or an unsuccessful outcome in lawsuits to protect our intellectual property could have a material adverse effect on our financial condition and results of operations.

Pending and future patent litigation could be costly and disruptive to us and may have an adverse effect on our financial condition and results of operations.

          We operate in an industry that is susceptible to significant patent litigation and, in recent years, it has been common for companies in the medical device field to aggressively challenge the rights of other companies to prevent the marketing of new devices. Companies that obtain patents for products or processes that are necessary for or useful to the development of our products may bring legal actions against us claiming infringement and at any given time, we generally are involved as both a plaintiff and a defendant in a number of patent infringement and other intellectual property-related actions. Among other matters, we are currently defending a significant ongoing patent infringement action brought against us by one of our principal competitors, Guidant Corporation, which is now part of Boston Scientific Corporation. Defending intellectual property litigation is expensive and complex and outcomes are difficult to predict. Any pending or future patent litigation may result in significant royalty or other payments or injunctions that can prevent the sale of products and may cause a significant diversion of the efforts of our technical and management personnel. While we intend to defend any such lawsuits vigorously, we cannot be certain that we will be successful. In the event that our right to market any of our products is successfully challenged or if we fail to obtain a required license or are unable to design around a patent, our financial condition and results of operations could be materially adversely affected.

Pending and future product liability claims and litigation may adversely affect our financial condition and results of operations.

          The design, manufacture and marketing of medical devices of the types we produce entail an inherent risk of product liability claims. Our products are often used in intensive care settings with seriously ill patients, and many of the medical devices we manufacture and sell are designed to be implanted in the human body for long periods of time or indefinitely. There are a number of factors that could result in an unsafe condition or injury to, or death of, a patient with respect to these or other products which we manufacture or sell, including component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information. Product liability claims may be brought by individuals or by groups seeking to represent a class.

          We are currently the subject of various product liability claims, including several lawsuits which may be allowed to proceed as class actions in the United States and are being allowed to proceed as class actions in Canada. The outcome of litigation, particularly class action lawsuits, is difficult to assess or quantify. Plaintiffs in these types of lawsuits often seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. For example, in January 2000, we initiated a voluntary field action to replace products incorporating Silzone® coating, which was used in certain of our mechanical heart valves and heart valve repair products. After our voluntary field action, we were sued in various jurisdictions and now have cases pending in the United States, Canada, the United Kingdom and France which have been brought by some patients alleging complications and past or future costs arising either from the surgical removal or, alternatively, from the continued implantation and maintenance of products incorporating Silzone® coating over and above the medical monitoring all replacement heart valve patients receive. Some of the cases involving Silzone®-coated products have been settled, others have been dismissed and still others are ongoing. The complaints in the ongoing individual cases in the United States request damages ranging from $10,000 to $120.5 million and in some cases, seek an unspecified amount, and the complaints in the Canadian class actions request damages ranging from the equivalent of $1.4 million to $1.9 billion at June 30, 2007. We believe that the final resolution of the Silzone®-coated product cases will take years and cannot reasonably estimate the time frame in which any potential settlements or judgments would be paid out or the amounts of any such settlements or judgments. In addition, the cost to defend any future litigation, whether Silzone®-related or not, may be significant. While we believe that many settlements and judgments relating to the Silzone® litigation and our other litigation may be covered in whole or in part under our product liability insurance policies and existing reserves, any costs not so covered could have a material adverse effect on our financial condition and results of operations.

We may be unable to obtain appropriate levels of product liability insurance.

          Problems with our products can result in product liability claims or a field action, safety alert or advisory notice relating to the product. Our product liability insurance coverage is designed to help protect us against a catastrophic claim. Our current product liability policies provide $350 million of insurance coverage, with a $100 million deductible per occurrence. We cannot be certain that such insurance will be available or adequate to satisfy future claims or that our insurers will be able to pay claims on insurance policies which they have issued to us. If we are unable to secure appropriate levels of product liability insurance coverage, our financial condition and results of operations could be materially adversely affected.

Our product liability insurers may not be able to meet their current or future payment obligations to us.

          Our remaining product liability insurance for Silzone® claims consists of a number of layers, each of which is covered by one or more insurance companies. Part of our final layer of insurance is covered by a unit of the Kemper Insurance Companies (Kemper), which is currently in “run off” and not issuing new policies or generating any new revenue that could be used to cover claims made under previously issued policies such as ours. In the event that Kemper is unable to pay part or all of the claims directed to it, we believe that the other insurance carriers in Kemper’s layer will take the position that we will be directly liable for any claims and costs that Kemper is unable to pay and that the other insurance carriers in that policy layer will not provide coverage for Kemper’s portion. If Kemper or any other insurance companies are unable to meet their respective obligations to us, we could incur substantial losses which could have an adverse effect on our financial condition and results of operations.

Our operations are subject to environmental, health and safety laws and regulations that could require us to incur material costs.

          Our operations are subject to environmental, health and safety laws and regulations concerning, among other things, the generation, handling, transportation and disposal of hazardous substances or wastes, particularly ethylene oxide, the cleanup of hazardous substance releases, and emissions or discharges into the air or water. We have incurred and expect to incur expenditures in the future in connection with compliance with environmental, health and safety laws and regulations. New laws and regulations, violations of these laws or regulations, stricter enforcement of existing requirements, or the discovery of previously unknown contamination, could require us to incur costs or become the basis for new or increased liabilities that could be material.

The loss of any of our sole-source suppliers or an increase in the price of inventory supplied to us could have an adverse effect on our business, financial condition and results of operations.

          We purchase certain supplies used in our manufacturing processes from single sources due to quality considerations, costs or constraints resulting from regulatory requirements. Agreements with certain suppliers are terminable by either party upon short notice and we have been advised periodically by some suppliers that in an effort to reduce their potential product liability exposure, they may terminate sales of products to customers that manufacture implantable medical devices. While some of these suppliers have modified their positions and have indicated a willingness to continue to provide a product temporarily until an alternative vendor or product can be qualified (or even to reconsider the supply relationship), where a particular single-source supply relationship is terminated, we may not be able to establish additional or replacement suppliers for certain components or materials quickly. This is largely due to the FDA approval system, which mandates validation of materials prior to use in our products, and the complex nature of manufacturing processes employed by many suppliers. In addition, we may lose a sole-source supplier due to, among other things, the acquisition of such a supplier by a competitor (which may cause the supplier to stop selling its products to us) or the bankruptcy of such a supplier, which may cause the supplier to cease operations. A reduction or interruption by a sole-source supplier of the supply of materials or key components used in the manufacturing of our products or an increase in the price of those materials or components could adversely affect our business, financial condition and results of operations.

Cost containment pressures and domestic and foreign legislative or administrative reforms resulting in restrictive reimbursement practices of third-party payors or preferences for alternate therapies could decrease the demand for products purchased by our customers, the prices which they are willing to pay for those products and the number of procedures using our devices.

          Our products are purchased principally by hospitals or physicians which typically bill various third-party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the healthcare services provided to their patients. The ability of customers to obtain appropriate reimbursement for their products and services from government and third-party payors is critical to the success of medical technology companies. The availability of reimbursement affects which products customers purchase and the prices they are willing to pay. Reimbursement varies from country to country and can significantly impact the acceptance of new technology. After we develop a promising new product, we may find limited demand for the product unless reimbursement approval is obtained from private and governmental third-party payors.

          Major third-party payors for hospital services in the United States and abroad continue to work to contain healthcare costs. The introduction of cost containment incentives, combined with closer scrutiny of healthcare expenditures by both private health insurers and employers, has resulted in increased discounts and contractual adjustments to hospital charges for services performed and in the shifting of services between inpatient and outpatient settings. Initiatives to limit the growth of healthcare costs, including price regulation, are also underway in several countries in which we do business. Implementation of healthcare reforms in the United States and in significant overseas markets such as Germany, Japan and other countries may limit the price of, or the level at which, reimbursement is provided for our products and adversely affect both our pricing flexibility and the demand for our products. Hospitals or physicians may respond to such cost-containment pressures by substituting lower cost products or other therapies for our products.

          Further legislative or administrative reforms to the U.S. or international reimbursement systems that significantly reduce reimbursement for procedures using our medical devices or deny coverage for such procedures, or adverse decisions relating to our products by administrators of such systems in coverage or reimbursement issues, would have an adverse impact on the products, including clinical products, purchased by our customers and the prices our customers are willing to pay for them. This in turn would have an adverse effect on our financial condition and results of operations.

Our failure to comply with restrictions relating to reimbursement and regulation of healthcare goods and services may subject us to penalties and adversely affect our financial condition and results of operations.

          Our devices are subject to regulation regarding quality and cost by the United States Department of Health and Human Services, including the Centers for Medicare and Medicaid Services (CMS), as well as comparable state and foreign agencies responsible for reimbursement and regulation of healthcare goods and services. Foreign governments also impose regulations in connection with their healthcare reimbursement programs and the delivery of healthcare goods and services. U.S. federal government healthcare laws apply when we submit a claim on behalf of a U.S. federal healthcare program beneficiary, or when a customer submits a claim for an item or service that is reimbursed under a U.S. federal government funded healthcare program, such as Medicare or Medicaid. The principal U.S. federal laws implicated include those that prohibit the filing of false or improper claims for federal payment, those that prohibit unlawful inducements for the referral of business reimbursable under federally-funded healthcare programs, known as the anti-kickback laws, and those that prohibit healthcare service providers seeking reimbursement for providing certain services to a patient who was referred by a physician that has certain types of direct or indirect financial relationships with the service provider, known as the Stark law.

          The laws applicable to us are subject to evolving interpretations. If a governmental authority were to conclude that we are not in compliance with applicable laws and regulations, we and our officers and employees could be subject to severe criminal and civil penalties, including, for example, exclusion from participation as a supplier of product to beneficiaries covered by CMS. If we are excluded from participation based on such an interpretation, it could adversely affect our financial condition and results of operations.

Consolidation in the healthcare industry could lead to demands for price concessions or to the exclusion of some suppliers from certain of our significant market segments.

          The cost of healthcare has risen significantly over the past decade and numerous initiatives and reforms initiated by legislators, regulators and third-party payors to curb these costs have resulted in a consolidation trend in the medical device industry as well as among our customers, including hospitals. This in turn has resulted in greater pricing pressures and the exclusion of certain suppliers from important market segments, as group purchasing organizations, independent delivery networks and large single accounts, such as the Veterans Administration in the United States, continue to consolidate purchasing decisions for some of our hospital customers. We expect that market demand, government regulation, third-party reimbursement policies and societal pressures will continue to change the worldwide healthcare industry, resulting in further business consolidations and alliances which may exert further downward pressure on the prices of our products and adversely impact our business, financial condition and results of operations.

Failure to integrate acquired businesses into our operations successfully could adversely affect our business.

          As part of our strategy to develop and identify new products and technologies, we have made several acquisitions in recent years and may make additional acquisitions in the future. Our integration of the operations of acquired businesses requires significant efforts, including the coordination of information technologies, research and development, sales and marketing, operations, manufacturing and finance. These efforts result in additional expenses and involve significant amounts of management’s time that cannot then be dedicated to other projects.

          Our failure to manage successfully and coordinate the growth of the combined company could also have an adverse impact on our business. In addition, we cannot be certain that the businesses we acquire will become profitable or remain so. If our acquisitions are not successful, we may record unexpected impairment charges. Factors that will affect the success of our acquisitions include:

•	the presence or absence of adequate internal controls and/or significant fraud in the financial systems of acquired companies;

•	adverse developments arising out of investigations by governmental entities of the business practices of acquired companies;

•	any decrease in customer loyalty and product orders caused by dissatisfaction with the combined companies’ product lines and sales and marketing practices, including price increases;

•	our ability to retain key employees; and

•

the ability of the combined company to achieve synergies among its constituent companies, such as increasing sales of the combined company’s products, achieving cost savings and effectively combining technologies to develop new products.

The success of many of our products depends upon strong relationships with physicians.

          If we fail to maintain our working relationships with physicians, many of our products may not be developed and marketed in line with the needs and expectations of the professionals who use and support our products, which could cause a decline in earnings and profitability. The research, development, marketing and sales of many of our new and improved products is dependent upon our maintaining working relationships with physicians. We rely on these professionals to provide us with considerable knowledge and experience regarding our products and the marketing of our products. Physicians assist us as researchers, marketing consultants, product consultants, inventors and as public speakers. If we are unable to maintain our strong relationships with these professionals and continue to receive their advice and input, the development and marketing of our products could suffer, which could have a material adverse effect on our financial condition and results of operations.

Instability in international markets or foreign currency fluctuations could adversely affect our results of operations.

          Our products are currently marketed in more than 100 countries around the world, with our largest geographic markets outside of the United States being Europe and Japan. As a result, we face currency and other risks associated with our international sales. We are exposed to foreign currency exchange rate fluctuations due to transactions denominated primarily in euros, Japanese Yen, Canadian Dollars, Brazilian Reals, British Pounds and Swedish Kronor, which may potentially reduce the U.S. Dollars we receive for sales denominated in any of these foreign currencies and/or increase the U.S. Dollars we report as expenses in these currencies, thereby affecting our reported consolidated revenues and net earnings. We do not currently hedge our foreign currency exposure. Consequently, fluctuations between the currencies in which we do business have caused and will continue to cause foreign currency transaction gains and losses. We cannot predict the effects of currency exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures and the volatility of currency exchange rates.

          In addition to foreign currency exchange rate fluctuations, there are a number of additional risks associated with our international operations, including those related to:

•	the imposition of or increase in import or export duties, surtaxes, tariffs or customs duties;

•	the imposition of import or export quotas or other trade restrictions;

•	foreign tax laws and potential increased costs associated with overlapping tax structures;

•	longer accounts receivable cycles in certain foreign countries, whether due to cultural, exchange rate or other factors;

•	changes in regulatory requirements in international markets in which we operate;

•

inquiries into possible improprieties in our international operations, such as the investigation by the French government of our tender-related sales practices in France and our inclusion in the report of the Independent Inquiry Committee into the United Nations (U.N.) Oil-For-Food Programme as allegedly having made payments to the Iraqi government in connection with certain product sales which we made to Iraq under this program from 2000 to 2003; and

•	economic and political instability in foreign countries.

The medical device industry is the subject of a governmental investigation into marketing and other business practices. This and other governmental investigations could result in the commencement of civil and/or criminal proceedings, substantial fines, penalties and/or administrative remedies, divert the attention of our management and have an adverse effect on our financial condition and results of operations.

          In October 2005, the U.S. Department of Justice, acting through the U.S. Attorney’s office in Boston, commenced an industry-wide investigation into whether the provision of payments and/or services by makers of implantable cardiac rhythm devices to doctors or other persons constitutes improper inducements under the federal health care program anti-kickback law. As part of this investigation, we received a civil subpoena from the U.S. Attorney’s office in Boston requesting documents created since January 2000 regarding our practices related to pacemakers, ICDs, lead systems and related products marketed by our CRM segment. We understand that our principal competitors in the CRM therapy areas received similar civil subpoenas. We received an additional subpoena from the U.S. Attorney’s office in Boston in September 2006, requesting documents created since January 2002 related to certain employee expense reports and certain pacemaker and ICD purchasing arrangements.

          In February 2006, we received a subpoena from the SEC requesting that we produce documents concerning transactions under the U.N. Oil-for-Food Programme.

          In January 2007, the French Conseil de la Concurrence (one of the bodies responsible for the enforcement of antitrust/competition law in France) issued a Statement of Objections alleging that St. Jude Medical had agreed with the four other main suppliers of ICDs in France to collectively refrain from responding to a 2001 tender for ICDs conducted by a group of 17 University Hospital Centers in France. This alleged collusion is said to be contrary to the French Commercial Code and Article 81 of the European Community Treaty.

          In July 2007, we received a civil subpoena from the OIG requesting documents created during the period from 2003 through 2006 regarding our relationships with ten Ohio hospitals.

          We are fully cooperating with these investigations and are responding to these requests. However, we cannot predict when these investigations will be resolved, the outcome of these investigations or their impact on the company. An adverse outcome in one or more of these investigations could include the commencement of civil and/or criminal proceedings, substantial fines, penalties and/or administrative remedies, including exclusion from government reimbursement programs. In addition, resolution of any of these matters could involve the imposition of additional compliance obligations. Finally, if these investigations continue over a long period of time, they could divert the attention of management from the day-to-day operations of our business and impose significant administrative burdens on us. These potential consequences, as well as any adverse outcome from these investigations, could have an adverse effect on our financial condition and results of operations.

Regulatory actions arising from the concern over Bovine Spongiform Encephalopathy may limit our ability to market products containing bovine material.

          Our Angio-Seal™ vascular closure device, as well as our vascular graft products, contain bovine collagen. In addition, some of the tissue heart valves we market, such as our Biocor® and Epic™ tissue heart valves, incorporate bovine pericardial material. Certain medical device regulatory agencies may prohibit the sale of medical devices that incorporate any bovine material because of concerns over BSE, sometimes referred to as “mad cow disease,” a disease which may be transmitted to humans through the consumption of beef. While we are not aware of any reported cases of transmission of BSE through medical products and are cooperating with regulatory agencies considering these issues, the suspension or revocation of authority to manufacture, market or distribute products containing bovine material, or the imposition of a regulatory requirement that we procure material for these products from alternate sources, could result in lost market opportunities, harm the continued commercialization and distribution of such products and impose additional costs on us. Any of these consequences could in turn have a material adverse effect on our financial condition and results of operations.

We are not insured against all potential losses and could be seriously harmed by natural disasters or other catastrophes.

          Our facilities could be materially damaged by earthquakes, hurricanes and other natural disasters or catastrophic circumstances. For example, we have significant CRM facilities located in Sylmar and Sunnyvale, California. Earthquake insurance in California is currently difficult to obtain, extremely costly and restrictive with respect to scope of coverage. Our earthquake insurance for these California facilities provides $10 million of insurance coverage in the aggregate, with a deductible equal to 5% of the total value of the facility and contents involved in the claim. Consequently, despite this insurance coverage, we could incur uninsured losses and liabilities arising from an earthquake near one or both of our California facilities as a result of various factors, including the severity and location of the earthquake, the extent of any damage to our facilities, the impact of an earthquake on our California workforce and on the infrastructure of the surrounding communities and the extent of damage to our inventory and work in process. While we believe that our exposure to significant losses from a California earthquake could be partially mitigated by our ability to manufacture some of our CRM products at our manufacturing facility in Sweden, the losses could have a material adverse effect on our business for an indeterminate period of time before this manufacturing transition is complete and operates without significant problem. Furthermore, our manufacturing facility in Puerto Rico may suffer damage as a result of hurricanes which are frequent in the Caribbean and which could result in lost production and additional expenses to us to the extent any such damage is not fully covered by our hurricane and business interruption insurance.

          Even with insurance coverage, natural disasters or other catastrophic events could cause us to suffer substantial losses in our operational capacity and could also lead to a loss of opportunity and to a potential adverse impact on our relationships with our existing customers resulting from our inability to produce products for them, for which we would not be compensated by existing insurance. This in turn could have a material adverse effect on our financial condition and results of operations.

Failure to successfully implement a new enterprise resource planning (ERP) system could adversely affect our business.

          We are in the process of converting to a new ERP system. Failure to smoothly execute the implementation of the ERP system could adversely affect the company’s business, financial condition and results of operations.

Risks Related to the Debentures and our Common Stock

The Debentures are effectively subordinated to the debt and other liabilities of our subsidiaries and are subordinated to any secured obligations we may incur.

          The Debentures are obligations exclusively of our company and not guaranteed by our subsidiaries. Therefore, the Debentures are effectively subordinated to the current and future liabilities, including trade payables, of our subsidiaries. Our subsidiaries are not prohibited from incurring additional debt or other liabilities, including senior indebtedness. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the Debentures, including cash payments upon conversion or repurchase, could be adversely affected. At June 30, 2007, (i) we had approximately $1,656.9 million of debt and (ii) our subsidiaries had indebtedness and other liabilities of approximately $945.1 million. The Debentures are also effectively subordinated to any secured obligations we may incur to the extent of the value of the assets securing such obligations. We do not currently have any secured obligations outstanding.

We may incur additional indebtedness and otherwise limit our ability to pay amounts owed under the Debentures.

          The indenture governing the Debentures does not prohibit us from incurring substantial additional indebtedness in the future. We are also permitted to incur additional secured indebtedness that would be effectively senior to the Debentures. The indenture governing the Debentures also permits unlimited additional borrowings by our subsidiaries that could be effectively senior to the Debentures. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends, make any payments on junior or other indebtedness or otherwise limit our financial condition.

          We may not have sufficient cash to repurchase the Debentures at the option of the holder upon the occurrence of a fundamental change or to pay the cash payable on a conversion, which may increase your credit risk. Your right to require us to repurchase your Debentures upon the occurrence of a fundamental change may not protect you upon the occurrence of certain events that might adversely affect our business, financial condition and results of operations.

          On a fundamental change (as defined under “Description of the Debentures—Repurchase of Debentures by St. Jude Medical at Option of Holder upon a Fundamental Change”), holders of the Debentures will have the right to require us to repurchase for cash all outstanding Debentures at 100% of their principal amount plus accrued and unpaid interest, if any, up to but not including the repurchase date. The Debentures will be convertible, at your option, into cash and shares of our common stock, if any, at any time before the stated maturity, from and after the date of certain events described under “Description of the Debentures—Conversion Rights.” However, we may not have enough available cash or be able to obtain financing on terms satisfactory to us at the time we are required to make repurchases of tendered Debentures or settlement of converted Debentures. Any credit facility in place at the time of a repurchase or conversion of the Debentures may also limit our ability to use borrowings to pay any cash payable on a repurchase or conversion of the Debentures and may prohibit us from making any cash payments on the repurchase or conversion of the Debentures if a default or event of default has occurred under that facility without the consent of the lenders under that facility. Our failure to repurchase tendered Debentures at a time when the repurchase is required by the indenture or to pay any cash payable on a conversion of the Debentures would constitute a default under the indenture. A default under the indenture or a fundamental change could lead to a default under our credit facilities or other existing and future agreements governing our indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Debentures.

          In addition, the term “fundamental change” is limited to certain specified transactions and does not include other events that might adversely affect our business, financial condition and results of operations. The provisions of the indenture which require us to repurchase Debentures tendered to us by holders of the Debentures upon the occurrence of such a fundamental change as described above would not necessarily protect holders of the Debentures if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change repurchase feature of the Debentures but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

          Furthermore, the fundamental change provisions, including the provision requiring an increase to the conversion rate for conversions in connection with certain corporate transactions described under “Description of the Debentures—Conversion Rights—Conversion upon Specified Corporate Transactions—Certain Corporate Transactions”, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.

The additional shares of common stock payable on any Debentures converted in connection with specified corporate transactions may not adequately compensate you for any loss you may experience as a result of such specified corporate transactions.

          If certain specified corporate transactions occur on or before the maturity date of the Debentures, we will under certain circumstances increase the conversion rate on Debentures converted in connection with the specified corporate transaction by a number of additional shares of common stock. The number of additional shares of common stock will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in the specified corporate transaction as described under “Description of the Debentures—Payment upon Conversion—Make-Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control.” The additional shares of common stock issuable on conversion of the Debentures in connection with a specified corporate transaction may not adequately compensate you for any loss you may experience as a result of such specified corporate transaction. If the price paid per share of our common stock in the specified corporate transaction is less than the common stock price at the date of issuance of the Debentures or above a specified price, there will be no increase in the conversion rate. In addition, in certain circumstances on a fundamental change arising from our acquisition by a public company, we may elect to adjust the conversion rate as described under “Description of the Debentures—Payment upon Conversion—Conversion Rate Adjustments” and, if we so elect, holders of Debentures will not be entitled to the increase in the conversion rate determined as described above.

          Our obligation to adjust the conversion rate in connection with specified corporate transactions could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the Debentures may not be adjusted for all dilutive events.

          The conversion rate of the Debentures is subject to adjustment for certain events, including but not limited to the payment of stock dividends on our common stock; subdivisions, splits and combinations of our common stock; the issuance of rights or warrants; distributions of capital stock, indebtedness or assets; certain cash dividends and certain tender or exchange offers as described under “Description of the Debentures—Payment upon Conversion—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the Debentures or the common stock. There can be no assurance that an event that adversely affects the value of the Debentures, but does not result in an adjustment to the conversion rate, will not occur.

The convertible note hedge transaction, as well as the warrant transaction, may affect the value of the Debentures and our common stock.

          In connection with the sale of the Debentures, we entered into a convertible note hedge transaction with an affiliate of Banc of America Securities LLC (the Hedge Participant). We entered into this convertible note hedge transaction in an effort to reduce the dilution of our common stock that might otherwise result from a conversion of the Debentures. We also entered into a warrant transaction with the Hedge Participant.

          We believe that the Hedge Participant holds shares of our common stock as a hedge against its participation in these transactions. In addition, we understand that the Hedge Participant or any holder of warrants may modify its hedge positions by entering into or unwinding various derivative transactions with respect to our common stock or by selling or purchasing shares of our common stock in secondary market transactions (including during any cash settlement period), which could adversely affect the price of our common stock and of the Debentures, or could have the effect of increasing, or preventing the decline in, the value of the common stock. We expect that the effect of such hedging activities would be magnified if we were to settle a conversion of Debentures entirely in cash.

          The potential effect, if any, of any of these transactions and activities on the market price of our common stock or the Debentures will depend in part on market conditions and cannot be ascertained at this time. Any of these activities could adversely affect the value of our common stock and the value of the Debentures and, as a result, the value of the consideration and the number of shares, if any, that you would receive upon conversion of the Debentures, and, under certain circumstances, your ability to convert the Debentures.

          We do not make any representation or prediction as to the direction or magnitude of any potential effect that the convertible note hedge and warrant transactions may have on the price of the Debentures or the shares of our common stock. In addition, we do not make any representation that the Hedge Participant will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

There may not be an active trading market for the Debentures.

          The Debentures are a new issue of securities for which there is currently no public market. Since their initial sale, the Debentures have been eligible for trading on PORTAL. However, upon their registration, the Debentures will cease to be traded on PORTAL. We have not listed, and we have no plans to list, the Debentures on any national securities exchange or to include the Debentures in any automated quotation system upon their registration. The Debentures may trade at a discount from their initial offering price and future trading prices of the Debentures will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

          Historically, the markets for convertible debt securities have been subject to disruptions that have caused volatility in prices. It is possible that the markets for the Debentures will be subject to disruptions. Any such disruptions may have a negative effect on a holder of the Debentures, regardless of our prospects and financial performance. Since the issuance of the Debentures, the initial purchaser has made a market in the Debentures.

However, the initial purchaser is not obligated to do so and it may discontinue any market making activities at any time, in its sole discretion, which could further negatively impact your ability to sell the Debentures or the prevailing market price at the time you choose to sell.

Any adverse rating of the Debentures may cause their trading price to fall.

          If Moody’s Investors Service, Standard & Poor’s or another rating service rates the Debentures and if any of such rating services lowers its rating on the Debentures below the rating initially assigned to the Debentures, announces its intention to put the Debentures on credit watch or withdraws its rating of the Debentures, the trading price of the Debentures could decline.

Since the Debentures are convertible only in certain circumstances, you may not receive the value of the common stock into which the Debentures are convertible.

          The Debentures are convertible into cash and shares of common stock, if any, only if specific conditions are met. If the specific conditions for conversion are not met, you may not be able to receive the value of the common stock into which your Debentures would otherwise be convertible.

On conversion of the Debentures, you may receive less proceeds than expected because the value of our common stock may decline after you exercise your conversion right.

          The conversion value that you will receive on conversion of your Debentures is in part determined by the average of the last reported sale prices of our common stock for the 20 consecutive trading days beginning on the second trading day immediately following the day the Debentures are tendered for conversion or the 20 trading days beginning on the second day following maturity if converted within 20 trading days before the maturity date. Accordingly, if the price of our common stock decreases after you tender your Debentures for conversion, the conversion value you will receive may be adversely affected, and if the price at the end of such period is below the average, the value of any shares delivered may be less than the conversion value.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the Debentures.

          In the future, we may sell additional shares of our common stock to raise capital. In addition, shares of our common stock are reserved for issuance on the exercise of stock options and on conversion of the Debentures. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sales of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the Debentures and the market price of our common stock.

The trading prices for the Debentures will be directly affected by the trading prices for our common stock, which are impossible to predict. Volatility in the market price of our common stock could result in a lower trading price of the Debentures than your conversion or purchase price and could adversely impact the trading price of the Debentures.

          The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock may be affected adversely by factors such as actual or anticipated changes in our operating results, acquisition activity, the impact of international markets, changes in financial estimates by securities analysts, general market conditions, rumors and other factors. The decrease in the market price of our common stock would likely adversely impact the trading price of the Debentures.

          The price of our common stock could be affected by possible sales of our common stock by investors who view the Debentures as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common stock. This hedging or arbitrage could, in turn, affect the trading prices of the Debentures.

Absence of dividends could reduce our attractiveness to investors, which could depress the price of the common stock into which the Debentures are convertible.

          We have not declared or paid cash dividends on our common stock since inception and do not intend to pay dividends in the foreseeable future. We currently intend to retain earnings, if any, for the future operations and growth of our business. As a result, our common stock may be less attractive to certain investors than the stock of dividend-paying companies.

You may be subject to tax if we make certain adjustments to the conversion rate of the Debentures even though you do not receive a corresponding cash distribution.

          In certain situations resulting in a conversion rate adjustment (as described under “Description of the Debentures—Payment upon Conversion—Conversion Rate Adjustments”), you may be deemed to have received a distribution, subject to U.S. federal income tax as a dividend, even though you did not receive any cash or property as a result of such adjustment. If you have not provided the required information or otherwise established an exemption from backup withholding and we pay backup withholding tax on your behalf for the deemed distribution, or if you are a non-U.S. holder (as defined below under “Certain U.S. Federal Income Tax Considerations”) and we pay withholding taxes on your behalf for the deemed distribution, we may, at our option, set off any such payment against payments of cash and common stock payable on the Debentures. See the section of this prospectus entitled “Certain U.S. Federal Income Tax Considerations.”

Our charter documents and Minnesota law contain provisions that could delay or prevent an acquisition of our company, which could inhibit your ability to receive a premium on your investment from a possible sale of our company.

          Our charter documents contain provisions that may discourage third parties from seeking to acquire our company. These provisions and specific provisions of Minnesota law relating to business combinations with interested shareholders may have the effect of delaying, deterring or preventing a merger or change in control of our company. Some of these provisions may discourage a future acquisition of our company even if shareholders would receive an attractive value for their shares or if a significant number of our shareholders believed such a proposed transaction to be in their best interests. As a result, shareholders who desire to participate in such a transaction may not have the opportunity to do so.

We can issue shares of preferred stock that may adversely affect your rights as a shareholder of our common stock.

          Our charter documents authorize us to issue up to 25,000,000 shares of preferred stock with relative rights and preferences determined by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of shareholders of our common stock. For example, an issuance of shares of our preferred stock could:

•	adversely affect the voting power of the shareholders of our common stock;

•	make it more difficult for a third party to gain control of us;

•	discourage bids for our common stock at a premium;

•	limit or eliminate any payments that the shareholders of our common stock could expect to receive upon our liquidation; or

•	otherwise adversely affect the market price of our common stock.

          We may issue shares of our preferred stock at any time.

USE OF PROCEEDS

          We will not receive any of the proceeds from the sale by the selling securityholders of the Debentures or any shares of common stock issuable upon conversion of the Debentures.

PRICE RANGE OF COMMON STOCK

          Our common stock is traded on the NYSE under the symbol “STJ”. The following table sets forth, for the periods presented, the high and low closing sales prices per share of our common stock as reported on the NYSE.

	High	Low

Fiscal Year Ended December 31, 2005
First Quarter	$41.04	$36.00
Second Quarter	44.15	35.06
Third Quarter	47.82	42.90
Fourth Quarter	51.91	44.25
Fiscal Year Ended December 30, 2006
First Quarter	$54.20	$40.40
Second Quarter	41.69	31.62
Third Quarter	37.82	31.81
Fourth Quarter	38.53	32.59
Fiscal Year Ending December 29, 2007
First Quarter	$42.93	$35.00
Second Quarter	44.62	37.87
Third Quarter (through August 30, 2007)	$48.10	41.65

          On August 30, 2007, the last reported sale price for our common stock on the NYSE was $43.50 per share.

DIVIDEND POLICY

          We have not declared or paid any cash dividends since 1994. We presently intend to retain earnings for use in the operations and expansion of our business and therefore do not anticipate paying any cash dividends in the foreseeable future.

RATIO OF EARNINGS TO FIXED CHARGES

          Our consolidated ratios of earnings to fixed charges for the periods indicated are as follows:

Fiscal Year Ended					Six Months Ended

December 30, 2006	December 31, 2005	January 1, 2005	December 31, 2003	December 31, 2002	June 30, 2007	July 1, 2006

18.1	36.1	51.7	50.2	73.4	14.0	19.9

          For purposes of computing the ratios, earnings consist of consolidated earnings before income taxes plus fixed charges. Fixed charges consist of gross interest expense and the portion of interest expense on operating leases we believe to be representative of the interest factor.

DESCRIPTION OF THE DEBENTURES

          We issued the Debentures under an indenture, dated as of April 25, 2007, between us and U.S. Bank National Association, as trustee.

          The following description is a summary of the material provisions of the Debentures, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Debentures, the indenture, including the definitions of certain terms used in the indenture, and the registration rights agreement. Wherever particular provisions or defined terms of the indenture or the Debentures are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines each holder’s rights as a holder of the Debentures. Copies of the indenture, including the form of Debenture, and the registration rights agreement, have been filed with the SEC and are also available upon request to us. See “Where You Can Find More Information.”

          As used in this “Description of the Debentures” section, references to “St. Jude Medical,” the “company,” “we,” “us” and “our” refer only to St. Jude Medical, Inc., and do not include its subsidiaries.

General

          The Debentures will mature on December 15, 2008 unless earlier converted or repurchased. Each holder has the option, subject to certain qualifications and the satisfaction of certain conditions and during the periods described below, to convert its Debentures into cash and shares, if any, of our common stock at an initial conversion rate of 19.2101 shares of common stock per $1,000 principal amount of Debentures. This is equivalent to an initial conversion price of approximately $52.06 per share of common stock. The conversion rate is subject to adjustment if certain events occur as described below under “—Conversion Procedures—Conversion Rate Adjustments.” On a surrender of a holder’s Debentures for conversion, we will deliver cash equal to the lesser of the aggregate principal amount of the Debentures to be converted and our total conversion obligation. We will deliver cash, shares of our common stock or a combination thereof, at our election, in respect of the remainder, if any, of our conversion obligation, as described below under “—Conversion Procedures—Payment upon Conversion.” If we deliver shares of common stock upon conversion of a Debenture, a holder will not receive fractional shares but a cash payment to account for any such fractional share as described below. Except as described under “—Interest,” a holder will not receive any cash payment for interest accrued and unpaid to the conversion date.

          The Debentures are not redeemable at our option prior to maturity.

          The Debentures will be subject to repurchase by us at your option upon a fundamental change in us, on the terms and at the repurchase prices set forth below under “—Repurchase of Debentures by St. Jude Medical at Option of Holder upon a Fundamental Change.”

          If any interest payment date, maturity date, repurchase date or settlement date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, then the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, repurchase date or settlement date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day.

          No sinking fund is provided for the Debentures and the Debentures are not subject to defeasance.

          The Debentures have been issued in denominations of $1,000 principal amount and integral multiples thereof. References to “a Debenture” or “each Debenture” in this prospectus refer to $1,000 principal amount of the Debentures. The Debentures are limited to $1.2 billion aggregate principal amount.

          As used in this prospectus, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

          Any reference to “common stock” means our common stock, par value $0.10 per share.

Ranking

          The Debentures are our unsecured and unsubordinated obligations. The Debentures rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The Debentures effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, because the Debentures are solely our obligation and are not guaranteed by our subsidiaries, creditors of each of our subsidiaries, including trade creditors, generally will have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of the Debentures. The Debentures, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries. At June 30, 2007, (i) we had approximately $1,656.9 million of debt and (ii) our subsidiaries had indebtedness and other liabilities of approximately $945.1 million.

Interest

          The Debentures bear interest at a rate of 1.22% per year. Interest is payable semi-annually in arrears on June 15 and December 15 of each year. We made our first interest payment on the Debentures on June 15, 2007. Interest on a Debenture, including additional amounts, if any, is paid to the person in whose name the Debenture is registered at the close of business on the June 1 or December 1, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date (whether or not such day is a business day); provided, however, that accrued and unpaid interest, if any, payable upon repurchase by us will be paid to the person to whom principal is payable, unless the repurchase date is after the close of business on a record date and on or prior to the interest payment date to which that record date relates, in which case such accrued and unpaid interest, if any, will be paid to the record holder on the relevant record date. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months and accrues from the most recent date to which interest has been paid or duly provided for.

          Upon conversion of a Debenture, a holder will not receive any cash payment of interest (including additional amounts, if any) unless, as described below, such conversion date occurs after the close of business on a record date and prior to the opening of business on the interest payment date to which that record date relates. If we deliver shares of common stock upon surrender of a Debenture for conversion, we will not issue fractional shares of common stock. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day immediately prior to the conversion date. Our delivery to a holder of the full amount of cash and shares of common stock, if any, as described below under “—Conversion Procedures—Payment upon Conversion,” together with any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

•	the principal amount of the Debenture, and

•	accrued but unpaid interest (including additional amounts, if any) to but excluding the conversion date.

          As a result, accrued but unpaid interest (including additional amounts, if any) up to but excluding the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a general discussion of the U.S. federal income tax treatment upon receipt of our common stock upon conversion, see “Certain U.S. Federal Income Tax Considerations.”

          Notwithstanding the preceding paragraph, if Debentures are converted after the close of business on a record date but prior to the opening of business on the interest payment date to which that record date relates, holders of such Debentures at the close of business on the relevant record date will receive the interest, including additional amounts, if any, payable on the Debentures on the corresponding interest payment date notwithstanding the conversion. Such Debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest (including additional amounts, if any) payable on the Debentures so converted on the next succeeding interest payment date; provided that no such payment need be made (1) if we have specified a repurchase date relating to a fundamental change that is after the close of business on a record date and on or prior to the interest payment date to which that record date relates, (2) to the extent of any overdue interest (and any additional amounts) if any such interest exists at the time of conversion with respect to such Debenture or (3) if a holder converts its Debentures after the close of business on the last record date for interest payable at maturity and on or prior to the maturity interest payment date.

          “Trading day” means a day during which trading in securities generally occurs on the NYSE or, if our common stock is not quoted on the NYSE, then a day during which trading in securities generally occurs on the principal U.S. securities exchange on which our common stock is listed or, if our common stock is not listed on a U.S. national or regional securities exchange, then on the principal other market on which our common stock is then traded.

Conversion Rights

General

          Subject to the qualifications and the satisfaction of the conditions and during the periods described below, a holder may convert each of its Debentures prior to the close of business on the business day immediately preceding stated maturity into cash and shares of our common stock, if any, at an initial conversion rate of 19.2101 shares of common stock per $1,000 principal amount of Debentures (equivalent to an initial conversion price of approximately 52.06 per share of common stock based on the issue price per Debenture). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. Upon surrender of a holder’s Debentures for conversion, we will deliver cash equal to the lesser of the aggregate principal amount of the Debentures to be converted and our total conversion obligation. We will deliver cash, shares of our common stock or a combination thereof, at our election, in respect of the remainder, if any, of our conversion obligation, as described below. A holder may convert fewer than all of its Debentures so long as the Debentures converted are an integral multiple of $1,000 principal amount. Upon surrender of a Debenture for conversion, we will deliver cash and shares of our common stock, if any, as described below under “—Conversion Procedures—Payment upon Conversion.”

          A holder may convert its Debentures in whole or in part only in the following circumstances, which are described in more detail below:

•	upon satisfaction of the common stock sale price condition;

•	if the trading price of the Debentures falls below a certain level;

•	on or after October 15, 2008; or

•	upon the occurrence of specified corporate transactions.

          We will notify holders by press release and by written notice once the Debentures have become convertible upon any of the foregoing circumstances.

          If a holder has already delivered a repurchase election with respect to a Debenture as described under “—Repurchase of Debentures by St. Jude Medical at Option of Holder upon a Fundamental Change,” it may not surrender that Debenture for conversion until it has withdrawn the repurchase election in accordance with the indenture.

          If a holder converts Debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, if any, unless the tax is due because a holder requests any such shares to be issued or delivered to another person, in which case that holder will pay that tax.

Conversion upon Satisfaction of Sale Price Condition

          A holder may surrender its Debentures for conversion during any fiscal quarter of St. Jude Medical after the fiscal quarter ending June 30, 2007 (and only during such quarter) if the last reported sale price per share of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter is more than 130% of the applicable conversion price per share of our common stock on such last trading day.

          The “last reported sale price” of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported by the NYSE or, if our common stock is not reported by the NYSE, in composite transactions for the principal other U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

Conversion upon Satisfaction of Trading Price Condition

          A holder may surrender any of its Debentures for conversion into our common stock prior to the stated maturity during the five business days immediately following any five consecutive trading-day period in which the trading price per $1,000 principal amount of the Debentures (as determined in accordance with the procedures described below) for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate of the Debentures on each such day.

          In connection with any conversion upon satisfaction of the above trading price condition, the conversion agent will have no obligation to determine the trading price of the Debentures unless we have requested such determination; and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of Debentures would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate of the Debentures. At such time, we will instruct the trustee to determine the trading price of the Debentures beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the Debentures is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate of the Debentures.

          For the purpose of this section, the “trading price” of the Debentures on any determination date means the average of the secondary market bid quotations per Debenture obtained by the bid solicitation agent for $5.0 million aggregate principal amount of the Debentures at approximately 3:30 p.m., New York City time, on the determination date from three independent nationally recognized securities dealers we select, provided that if:

•	three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids will be used, and

•	only one such bid can reasonably be obtained by the bid solicitation agent, that one bid will be used;

provided further if no bids are received or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Debentures, then for purposes of any determination of whether the trading price condition to conversion of Debentures described under this section is satisfied, the trading price per $1,000 principal amount of Debentures will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

          The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent may not be an affiliate of ours.

Conversion on or After October 15, 2008

          On or after October 15, 2008, a holder may convert any of its Debentures at any time prior to the maturity date.

Conversion upon Specified Corporate Transactions

          Certain Distributions

          If we elect to:

•

distribute to all or substantially all holders of our common stock certain rights or warrants (other than pursuant to any dividend reinvestment or share purchase plans) entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the announcement date of the distribution; or

•

distribute to all or substantially all holders of our common stock, assets (including cash), debt securities or rights or warrants to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the announcement date for such distribution, we must notify holders of the Debentures at least 30 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date for such distribution or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise could participate in the distribution without conversion at the same time and on the same terms as holders of our common stock as if such holder of Debentures held a number of shares of our common stock equal to the conversion rate in effect on the “ex-dividend date” for such distribution multiplied by the principal amount (expressed in thousands) of the applicable Debentures held by such holder. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

          Certain Corporate Transactions

          If:

•	a “change of control” occurs pursuant to clause (1) of the definition thereof set forth under “––Repurchase of Debentures by St. Jude Medical at Option of Holder upon a Fundamental Change” below, or

•

a “change of control” occurs pursuant to clause (3) of the definition thereof set forth under “––Repurchase of Debentures by St. Jude Medical at Option of Holder upon a Fundamental Change” below pursuant to which our common stock would be converted into cash, securities or other property, in either case, regardless of whether a holder has the right to put the Debentures as described under “––Repurchase of Debentures by St. Jude Medical at Option of Holder upon a Fundamental Change,” a holder may surrender Debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction (or, if such transaction also results in holders having a right to require us to repurchase their Debentures, until the fundamental change repurchase date for such transaction). We will notify holders and the trustee at the same time we publicly announce such transaction (but in no event less than 15 days prior to the anticipated effective date of such transaction).

          If a holder elects to convert its Debentures during the period specified above and 10% or more of the consideration for the common stock in the corporate transaction consists of consideration other than common stock that is traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, we will increase the conversion rate by the additional shares as described below under “—Payment upon Conversion—Make Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control” or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the Debentures are convertible into shares of the acquiring or surviving entity as described below under “—

Payment upon Conversion—Make-Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control,” subject to the provisions set forth below under “—Payment upon Conversion.”

          If a transaction described above occurs, a holder can, subject to certain conditions, require us to repurchase all or a portion of its Debentures as described under “—Repurchase of Debentures by St. Jude Medical at Option of Holder upon a Fundamental Change.”

Conversion Procedures

          To convert a Debenture, a holder must do each of the following:

•	complete and manually sign the conversion notice on the back of the Debenture, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the Debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest, including additional amounts, if any, payable on the next interest payment date.

          If a holder’s interest is a beneficial interest in a global Debenture, to convert a holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global Debenture.

          The date a holder complies with these requirements is the “conversion date” under the indenture. Settlement of our obligation to deliver cash and shares of common stock (if any) with respect to a conversion will occur in the manner and on the dates described under “—Payment upon Conversion” below.

          The conversion agent will initially be the trustee. The conversion agent will, on a holder’s behalf, convert the Debentures into cash and shares of common stock, if any. A holder may obtain copies of the required form of the conversion notice from the conversion agent. Payments of cash and, if shares of common stock are to be delivered, a stock certificate or certificates will be delivered to the holder, or a book-entry transfer through DTC will be made, by the conversion agent for the amount of cash and number of shares of common stock, if any, as set forth below under “––Payment upon Conversion.”

Payment upon Conversion

          In connection with any conversion, we will satisfy our obligation to convert the Debentures (the conversion obligation) by delivering to holders in respect of each $1,000 aggregate principal amount of Debentures being converted a “settlement amount” consisting of:

          (1)     cash (the principal return) equal to the lesser of $1,000 and the conversion value;

          (2)     if the conversion value exceeds $1,000, at our election, (x) cash equal to the difference (such difference, the “net share amount” for such conversion) between the conversion value and $1,000, (y) a number of shares of common stock (the net shares) equal to the net share amount divided by the twenty day average closing stock price (as defined below) or (z) a combination thereof; and

          (3)     an amount in cash in lieu of any fractional shares of common stock.

          We may elect to pay cash to holders of Debentures surrendered for conversion in lieu of all or a portion of the net shares of common stock issuable upon conversion of such Debentures. If we choose to satisfy any portion of the net share amount for any conversion in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the net share amount or as a fixed dollar amount (any such fixed dollar amount, the specified cash amount)) at any time on or before the date that is two business days following the conversion date.

          If the conversion value for any conversion is greater than $1,000 and:

          (1)     we elect to deliver solely shares of our common stock to satisfy the net share amount for any conversion, then, in addition to the principal return, we will deliver to converting holders a number of net shares determined by dividing the net share amount for such conversion by the twenty day average closing stock price;

          (2)     we elect to pay solely cash to satisfy the net share amount for any conversion, then, in addition to the principal return, we will pay cash to converting holders in an amount equal to the net share amount for such conversion; and

          (3)     we elect to satisfy some but not all of the net share amount for any conversion in cash, then, in addition to the principal return, (a) we will pay to converting holders cash in an amount equal to the lesser of (x) the net share amount for such conversion and (y) the specified cash amount, and (b) we will deliver to converting holders a number of shares of our common stock equal to the greater of (i) zero and (ii) (A) the net share amount for such conversion, minus the specified cash amount, divided by (B) the twenty day average closing stock price.

          We will not issue fractional shares of common stock on conversion of the Debentures. Instead, we will pay the cash value of such fractional shares based on the last reported sale price of our common stock on the trading day immediately before the conversion date. On conversion of a Debenture, a holder will not receive any cash payment of interest (including additional amounts, if any) unless such conversion date occurs between a record date and the interest payment date to which that record date relates.

          The conversion value, principal return, net share amount (if applicable), the number of shares of our common stock, if any, due upon conversion and the aggregate amount of cash payable in connection with any conversion will be determined by us on the last day of the cash settlement period. We will deliver the settlement amount on the third business day following the date the settlement amount is determined.

          Because the amount of cash, and the number of shares of our common stock, if any, that we deliver upon conversion will be calculated based on the last reported sale prices of our common stock over a twenty trading-day period beginning after the date the Debentures are surrendered for conversion, holders of Debentures bear the market risk that our common stock will decline in value between the conversion date and the day we deliver cash and shares of our common stock, if any, upon conversion.

          The “conversion value” means the product of (1) the conversion rate in effect (plus any additional shares as described under “—Payment upon Conversion—Make Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control”), and (2) the average of the last reported sale prices (as defined above under “––Conversion Rights—Conversion upon Satisfaction of Sale Price Condition”) of our common stock for the trading days during the cash settlement period (the twenty day average closing stock price).

          The “cash settlement period” with respect to any Debentures means the 20 consecutive trading days beginning on the second trading day after the conversion date for those Debentures, except in circumstances where conversion occurs within 20 trading days leading up to the maturity date, in which case the cash settlement period will be the 20 consecutive trading days beginning on the second trading day following the maturity date. In addition, if we choose to settle all or any portion of the net share amount in cash in connection with a conversion within 20 trading days leading up to the maturity date, we will send, on or prior to the maturity date, a single notice to the trustee of the net share amount to be satisfied in cash.

          If a holder tenders Debentures for conversion and the conversion value is being determined at a time when the Debentures are convertible into other property in addition to or in lieu of our common stock, the conversion value of each Debenture will be determined based on the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate would have owned or been entitled to receive in such transaction and the value thereof during the cash settlement period. Settlement of Debentures tendered for conversion after the effective date of any transaction giving rise to such change in conversion consideration will be as set forth above.

Conversion Rate Adjustments

          The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

          (1)     the payment to all or substantially all holders of our common stock of dividends or other distributions payable in shares of our common stock;

          (2)     subdivisions, splits and combinations of our common stock, in which event the conversion rate shall be proportionately increased or decreased;

          (3)     the issuance to all or substantially all holders of our common stock of rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them, for a period of up to 60 days from the date of issuance of the rights, warrants or options, to subscribe for or purchase common stock at less than the current market price thereof; provided that the applicable conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration; or

          (4)     distributions to all or substantially all holders of our common stock of shares of capital stock, evidences of indebtedness or other assets, including securities (but excluding rights or warrants listed in (3) above, dividends or distributions listed in (1) above and distributions consisting exclusively of cash), in which event the conversion rate will be increased by multiplying it by a fraction,

•	the numerator of which will be the current market price (as defined below) of our common stock on the ex-dividend date related to the distribution; and

•

the denominator of which will be the current market price of our common stock on the ex-dividend date related to the distribution minus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights or warrants so distributed applicable to one share of common stock.

          If we distribute to holders of our common stock capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average of the last reported sale price of those securities (where such last reported sale prices are available) for the 10 trading days commencing on and including the fifth trading day after the “ex-dividend date” for such distribution on the NYSE or such other national or regional exchange or market on which the securities are then listed.

          (5)     distributions of cash to all or substantially all holders of our common stock (excluding any dividend or distribution in connection with our liquidation, dissolution or winding-up), in which event the conversion rate will be increased by multiplying it by a fraction,

•	the numerator of which will be the current market price of our common stock on the ex-dividend date related to the distribution; and

•	the denominator of which will be (i) the current market price of our common stock on the ex-dividend date related to the distribution minus (ii) the amount per share of such dividend or distribution.

          (6)     we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event the conversion rate will be increased by multiplying it by a fraction,

•

the numerator of which will be the sum of (i) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (ii) the product of the number of shares of our common stock outstanding less any such purchased shares and the last reported sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer; and

•

the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the last reported sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.

          (7)     someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer, in which event the applicable conversion rate will be increased by multiplying such conversion rate by a fraction,

•

the numerator of which will be the sum of (i) the fair market value, as determined by our board of directors, of the aggregate consideration payable to our stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the expiration of the offer and (ii) the product of the number of shares of our common stock outstanding less any such purchased shares and the last reported sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer; and

•

the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the last reported sale price of our common stock on the trading day following the expiration of the tender or exchange offer.

          The adjustment referred to in this clause (7) will be made only if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common stock to more than 25% of the total shares of common stock outstanding; and

•

the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

          However, the adjustment referred to in this clause (7) will not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

          In addition to these adjustments, we may in our sole discretion increase the conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law and NYSE listing requirements, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes that determination, it will be conclusive. We will give holders of Debentures at least 15 days’ prior notice of such an increase in the conversion rate. For a general discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate of the Debentures, see “Certain U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Constructive Distributions.”

          “Current market price” of our common stock on any day means the average of the last reported sale price of our common stock (as defined above under “—Conversion Rights—Conversion upon Satisfaction of Sale Price Condition”) for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-dividend date” with respect to the issuance or distribution requiring such computation, subject to adjustment by our board of directors if the related transaction occurs during such 10 day period.

          To the extent that we have a rights plan (i.e., a poison pill) in effect upon any conversion of the Debentures into common stock, a holder will receive, in addition to the common stock, the rights under such rights plan, unless, prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as described in clause (4) above. A further adjustment will occur as described in clause (4) above, if such rights become exercisable to purchase different securities, evidences of indebtedness or assets, subject to readjustment in the event of the expiration, termination or redemption of such rights.

          In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger, binding share exchange or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property or assets;

in each case, in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion by a holder of its Debentures it will be entitled to receive the same type of consideration that it would have been entitled to receive had it owned a number of shares of our common stock equal to the conversion rate immediately prior to any of these events multiplied by the principal amount (expressed in thousands) of the Debentures converted (subject to the provisions set forth under “—Payment upon Conversion” above). The amounts received in settlement of our conversion obligation per $1,000 principal amount of Debentures will be computed as set forth under “—Payment upon Conversion” above and will be determined based on the kind and amount of shares of stock, securities or other property (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate would have owned or been entitled to receive in such transaction and the value thereof during the cash settlement period, which we refer to as the “exchange property.” For purposes of the foregoing, in the event holders of our common stock have the opportunity to elect the form of consideration to be received in any such transaction, we will make adequate provision whereby the holders of the Debentures shall have a reasonable opportunity to determine the form of consideration into which all of the Debentures, treated as a single class, shall be convertible from and after the effective date of such transaction (subject to our ability to settle the conversion obligation in cash, as set forth under “—Payment upon Conversion”). Any such determination shall be subject to any limitations to which all of the holders of the common stock are subject, such as pro-rata reductions applicable to any portion of the consideration to be paid. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

          However, if the transaction described above also constitutes a public acquirer change of control (as defined below), then we may in certain circumstances elect to change the conversion right in the manner described under “—Make-Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control” in lieu of changing the conversion right in the manner described in the immediately preceding paragraph.

          The applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Debentures were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, including additional amounts, if any.

          Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

Make-Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control

          If the effective date or anticipated effective date of certain corporate transactions as described under “—Conversion Rights—Conversion upon Specified Corporate Transactions—Certain Corporate Transactions” occurs and 10% or more of the consideration for our common stock in the corporate transaction consists of consideration other than common stock that is traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, we will increase the conversion rate for the Debentures surrendered for conversion by a number of additional shares (the additional shares) as described below. We will notify holders at least 15 days before the anticipated effective date of such corporate transaction and whether we elect to increase the conversion rate as described below or to modify the conversion obligation as described below.

          The number of additional shares by which the conversion rate will be increased for conversions in connection with an applicable corporate transaction will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the effective date) and the price (the stock price) paid per share of our common stock in the corporate transaction. If holders of our common stock receive only cash in the corporate transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices (as defined under “—Conversion Rights—Conversion upon Satisfaction of Sale Price Condition” above) of our common stock on the five trading days immediately prior to but not including the effective date of the corporate transaction.

          The additional shares will be delivered to holders who elect to convert their Debentures on the later of (1) the fifth business day following the effective date and (2) the third business day following the final day of the cash settlement period.

          The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the Debentures is adjusted, as described above under “—Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

          The following table sets forth the stock price, effective date and number of additional shares per $1,000 principal amount of Debentures to be determined by reference to the stock price and effective date of the transaction:

	Stock Price

Effective Date	$43.38	$45.00	$47.50	$50.00	$52.06	$55.00	$60.00	$70.00	$80.00	$90.00	$100.00	$110.00	$120.00	$130.00

15-Jun-07	3.84	3.28	2.58	2.02	1.64	1.23	0.74	0.29	0.13	0.07	0.05	0.04	0.03	0.02
15-Sep-07	3.84	3.21	2.48	1.91	1.53	1.11	0.64	0.22	0.09	0.05	0.04	0.03	0.02	0.01
15-Dec-07	3.84	3.17	2.38	1.78	1.39	0.97	0.51	0.15	0.06	0.03	0.02	0.02	0.01	0.01
15-Mar-08	3.84	3.14	2.26	1.63	1.23	0.81	0.37	0.08	0.02	0.02	0.01	0.01	0.01	0.00
15-Jun-08	3.84	3.11	2.11	1.44	1.02	0.60	0.21	0.01	0.00	0.00	0.00	0.00	0.00	0.00
15-Sep-08	3.84	3.04	1.93	1.18	0.73	0.32	0.03	0.00	0.00	0.00	0.00	0.00	0.00	0.00
15-Dec-08	3.84	3.01	1.84	0.79	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

          Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 23.0501 per $1,000 principal amount of Debentures subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•	If the stock price is in excess of $130.00 per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $43.38 per share (subject to adjustment), no additional shares will be added to the conversion rate.

          Our obligation to adjust the conversion rate in connection with specified corporate transactions could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

          Notwithstanding the foregoing, if a holder converts its Debentures in connection with a corporate transaction for which the conversion rate would be increased by a number of additional shares as described above, in the case of a public acquirer change of control (as defined below), we may, at our option and in lieu of increasing the conversion rate by such number of additional shares, adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the Debentures will be entitled to convert their Debentures (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights” above and the settlement procedures described under “—Payment upon Conversion”) into a number of shares of public acquirer common stock (as defined below).

          The conversion rate following the effective date of such transaction will be a number of shares of such public acquirer common stock equal to the product of:

•	the conversion rate in effect immediately prior to the effective date of such transaction, multiplied by

•

the average of the quotients obtained, for each trading day in the 10 consecutive trading day period ending on the trading day immediately preceding the effective date of such public acquirer change of control (the valuation period), of:

(i) the “acquisition value” (as defined below) of our common stock on each such trading day in the valuation period, divided by

                    (ii)    the last reported sale price (as defined under “—Conversion Rights—Conversion upon Satisfaction of Sale Price Condition”) of the public acquirer common stock on each such trading day in the valuation period.

          The “acquisition value” of our common stock means, for each trading day in the valuation period, the value of the consideration paid per share of our common stock in connection with such public acquirer change of control, as follows:

•	for any cash, 100% of the face amount of such cash;

•	for any public acquirer common stock, 100% of the last reported sale price of such common stock on such trading day; and

•

for any other securities, assets or property, 102% of the fair market value of such security, asset or property on such trading day, as determined by three independent nationally recognized investment banks selected by us for this purpose.

          A “public acquirer change of control” means any event constituting a corporate transaction as described under “—Conversion Rights—Conversion upon Specified Corporate Transactions—Certain Corporate Transactions” that would otherwise obligate us to increase the conversion rate as described above under “—Make-Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control” and the acquirer, the person formed by or surviving the merger or consolidation or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of such acquirer’s or person’s capital stock that are entitled to vote generally in the election of directors has a class of common stock traded on a U.S. national securities exchange or which will be so traded when issued or exchanged in connection with such transaction; provided that if there is more than one of such entity, the relevant entity will be such entity with the most direct beneficial ownership to such acquirer’s or person’s capital stock. We refer to such acquirer’s, person’s or other entity’s class of common stock traded on a U.S. national securities exchange or which will be so traded when issued or exchanged in connection with such transaction as the “public acquirer common stock.”

          On and after a public acquirer change of control, if we so elect, holders may convert their Debentures (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights” above and the settlement procedures described under “—Payment upon Conversion”) at the adjusted conversion rate described in the third preceding paragraph but will not be entitled to the increased conversion rate described under “—Make-Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control” above. We are required to notify holders of our election in our notice to holders of such transaction. As described under “—Conversion Rights—Conversion upon Specified Corporate Transactions,” holders may convert their Debentures upon a public acquirer change of control during the period specified above under “—Conversion upon Specified Corporate Transactions—Certain Corporate Transactions.” In addition, a holder can also, subject to certain conditions, require us to repurchase all or a portion of its Debentures as described under “––Repurchase of Debentures by St. Jude Medical at Option of Holder upon a Fundamental Change.”

          We may only make such election if such public acquirer is a corporation organized under the laws of the United States, any State thereof or the District of Columbia and if we and such public acquirer execute a supplemental indenture whereby the public acquirer agrees to comply with our obligations under the Debentures with respect to such public acquirer and any securities of such public acquirer that may be issuable upon conversion of the Debentures.

Repurchase of Debentures by St. Jude Medical at Option of Holder upon a Fundamental Change

          If a fundamental change, as defined below, occurs, each holder will have the right on the fundamental change repurchase date to require us to repurchase for cash all of its Debentures, or any portion of those Debentures that is equal to $1,000 in principal amount or integral multiples thereof, at a fundamental change repurchase price equal to 100% of the principal amount of the Debentures plus any accrued and unpaid interest, including additional amounts, if any, on the Debentures to but not including the fundamental change repurchase date. If the fundamental change repurchase date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay such interest to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the repurchase price.

          Within 15 days after the occurrence of a fundamental change, we are required to give notice to each holder and the trustee of such occurrence and of each holder’s resulting repurchase right and the procedures that each holder must follow to require us to repurchase its Debentures as described below. The fundamental change repurchase date specified by us will be 20 business days after the date on which we give this notice.

          The fundamental change repurchase notice given by a holder electing to require us to repurchase its Debentures shall be given so as to be received by the paying agent no later than the close of business on the fundamental change repurchase date and must state:

•

if certificated Debentures have been issued, the certificate numbers of the holder’s Debentures to be delivered for repurchase (or, if the Debentures are not issued in certificated form, the fundamental change repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of Debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the Debentures are to be repurchased by us pursuant to the applicable provisions of the indenture.

          A holder may withdraw its fundamental change repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of Debentures being withdrawn;

•

if certificated Debentures have been issued, the certificate numbers of the Debentures being withdrawn (or, if the Debentures are not issued in certificated form, the notice of withdrawal must comply with appropriate DTC procedures); and

•	the principal amount of the Debentures, if any, that remain subject to the fundamental change repurchase notice.

          A “fundamental change” will be deemed to have occurred upon a change of control of St. Jude Medical or a termination of trading of our common stock.

          A “change of control” will be deemed to have occurred at such time after the original issuance of the Debentures when any of the following has occurred:

          (1)     a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act files a Schedule 13D or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors; or

          (2)     the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

          (3)     a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

•	any transaction:

(i) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

                    (ii)     pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving or successor person immediately after giving effect to such issuance; or

•

any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation; or

•

any consolidation, merger, conveyance, transfer, sale, lease or other disposition with or into any of our subsidiaries, so long as such merger, consolidation, conveyance, transfer, sale, lease or other disposition is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with, or conveying, transferring, selling, leasing or disposing all or substantially all our properties and assets to, any other person.

          A “continuing director” means a director who either was a member of our board of directors on the date the Debentures are first issued or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

          The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

          The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of our properties and assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, a holder’s ability to require us to repurchase its Debentures as a result of a conveyance, transfer, sale, lease or other disposition of less than all our properties and assets may be uncertain.

          Notwithstanding the foregoing, a holder will not have the right to require us to repurchase its Debentures on a change of control described in clause (3) above if more than 90% of the consideration in the transaction or transactions consists of shares of common stock traded or to be traded immediately following a change of control on a U.S. national securities exchange, and, as a result of the transaction or transactions, the Debentures become convertible into that common stock (and any rights attached thereto), subject to the provisions set forth above under “—Payment upon Conversion.”

          A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the Debentures are then convertible) is not listed for trading on a U.S. national securities exchange.

          Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Debentures. We will comply with this rule and file Schedule TO (or any similar schedule) under the Exchange Act to the extent required at that time.

          Prior to 10:00 a.m., New York City time, on the business day following the fundamental change repurchase date, we will deposit with the paying agent an amount of cash in immediately available funds sufficient to pay the aggregate fundamental change repurchase price of all the Debentures which are to be purchased as of the fundamental change repurchase date. Payment of the fundamental change repurchase price for the Debentures will be made promptly following the later of the business day following the fundamental change repurchase date and the time of delivery of the Debentures in the manner set forth in the indenture. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the Debentures which holders have elected to require us to repurchase on the business day following the fundamental change repurchase date in accordance with the terms of the indenture, then, immediately after the fundamental change repurchase date, those Debentures will cease to be outstanding and interest, including additional amounts, if any, on the Debentures will cease to accrue, whether or not the Debentures are transferred by book entry or delivered to the paying agent. Thereafter, all other rights of the holders shall terminate, other than the right to receive the fundamental change repurchase price upon book-entry transfer of the Debentures or delivery of the Debentures.

          The term “fundamental change” is limited to specified transactions and does not include other events that might adversely affect our business, financial condition and results of operations. The foregoing provisions would not necessarily protect holders of the Debentures if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change repurchase feature of the Debentures but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

          Our ability to repurchase Debentures for cash on the occurrence of a fundamental change is subject to important limitations. Our ability to repurchase the Debentures for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then-existing borrowing arrangements or otherwise.

          The fundamental change purchase feature of the Debentures may in certain circumstances make it more difficult or discourage a takeover of our company. The fundamental change purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our common stock;

•	to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

•	by our management to adopt a series of anti-takeover provisions.

          Instead, the fundamental change repurchase feature is a term frequently contained in securities similar to the Debentures.

Consolidation, Merger and Sale of Assets

          The indenture provides that we may not consolidate with or merge with or into any person, or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our assets, unless the following conditions have been satisfied:

(a)	Either

(i) we are the continuing person in the case of a merger, or

          (ii)     the successor will be a corporation or limited liability company (provided that the successor may be a limited liability company only if the Debentures remain convertible into the common stock of a corporation) organized and existing under the laws of the United States, any State, or the District of Columbia and the successor (if not us) shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the Debentures and the indenture;

          (b)      Immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of the successor or any of our subsidiaries as a result of the transaction as having been incurred by the successor or a subsidiary at the time of the transaction), no default or event of default would occur or be continuing; and

          (c)      We have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, transfer, sale or lease and any such supplemental indenture comply with the indenture and that all conditions precedent provided in the indenture relating to such transaction have been satisfied.

Events of Default; Notice and Waiver

          The following constitute defaults under the indenture, subject to any additional limitations and qualifications included in the indenture:

•	a default in the payment of principal of the Debentures when due at maturity, upon repurchase or otherwise;

•	a default in the payment of any interest, including additional amounts, if any, on the Debentures when due and such failure continues for a period of 30 days past the applicable due date;

•	we fail to provide notice of the occurrence of a fundamental change as required by the indenture;

•

a default in our obligation to deliver the settlement amount upon conversion of the Debentures, together with cash in respect of any fractional shares, upon conversion of any Debentures and such default continues for a period of 5 days or more;

•	we fail to comply with our obligation to repurchase the Debentures at the option of a holder upon a fundamental change as required by the indenture;

•

we fail to perform or observe any of our other covenants or warranties in the indenture or in the Debentures for 60 days after written notice to us from the trustee or to us and the trustee from the holders of at least 25% in principal amount of the outstanding Debentures has been received by us; and

•	certain events involving bankruptcy, insolvency or reorganization by us or one of our significant subsidiaries (as defined in Regulation S-X 1-02(w)(1) or (2)).

          The foregoing constitute events of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

          Notwithstanding the foregoing, the indenture provides that, to the extent elected by us, the sole remedy for an event of default described in the 6th bullet above relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or as otherwise required to be filed pursuant to the indenture and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939 (the Trust Indenture Act), will for the first 90 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the Debentures at an annual rate equal to 0.25% of the principal amount of the Debentures (the extension fee). The extension fee will be in addition to any additional amounts on the Debentures that may accrue as a result of a registration default as described below under “—Registration Rights” and will be payable in the same manner as additional amounts accruing on the Debentures as a result of a registration default. This additional interest will accrue on all outstanding Debentures from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the Indenture first occurs to but not including the 90th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 90th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 90th day), such extension fee will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 90th day, the Debentures will be subject to acceleration as provided herein. The provisions of the indenture described in this paragraph will not affect the rights of holders of Debentures in the event of the occurrence of any other event of default and will have no effect on the rights of holders of Debentures under the registration rights agreement. In the event that we do not elect to pay the extension fee upon an event of default in accordance with this paragraph, the Debentures will be subject to acceleration as provided herein. To make such election, we must give notice to the Trustee for holders prior to the day any such event of default occurs.

          Subject to the immediately preceding paragraph, if an event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization of us) occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding Debentures may declare the principal and accrued and unpaid interest, including additional amounts, if any, on the outstanding Debentures to be immediately due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving us, the principal and accrued and unpaid interest, including additional amounts, if any, on the Debentures will automatically become immediately due and payable. Under certain circumstances, the holders of a majority in principal amount of the outstanding Debentures may rescind such acceleration with respect to the Debentures and, as discussed below, waive these past defaults.

          If a default under the indenture occurs and is continuing and is known to the trustee, the trustee must, except as set out below, mail to each holder of the Debentures notice of the default within 90 days of the occurrence of the default, or, if later, within 15 days after it is known to the trustee. The trustee may withhold notice to the holders of the Debentures of a default, except defaults due to non-payment of principal or interest (including additional amounts, if any) on the Debentures. However, the trustee must consider it to be in the interest of the holders of the Debentures to withhold this notice.

          The holders of a majority in principal amount of outstanding Debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee or of exercising any trust or power conferred on the trustee, subject to limitations specified in the indenture. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of the Debentures or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

          The holders of a majority in principal amount of outstanding Debentures may waive any past defaults under the indenture, except a default due to the non-payment of principal or interest, including additional amounts, if any, a failure to provide notice of a fundamental change to the trustee and each holder when required pursuant to the indenture, a failure to convert any Debentures when required pursuant to the terms of the indenture, a default arising from our failure to repurchase any Debentures when required pursuant to the terms of the indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected.

          No holder of the Debentures may pursue any remedy under the indenture, except in the case of a default due to the non-payment of principal or interest, including additional amounts, if any, on the Debentures, unless:

•	the holder has given the trustee written notice of a default;

•	the holders of at least 25% in principal amount of outstanding Debentures make a written request to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of outstanding Debentures; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of security or indemnity.

          The indenture requires us (i) every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any default, and (ii) to deliver to the trustee prompt notice of any default.

          A default in the payment of the Debentures, or a default with respect to the Debentures that causes them to be accelerated, may give rise to a cross-default under our existing and future borrowing arrangements.

Legal Defeasance and Covenant Defeasance

          The Debentures will not be subject to any defeasance provisions under the indenture.

Amendment and Modification

          The consent of the holders of a majority in principal amount of the outstanding Debentures is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding Debenture affected by such modification or amendment if it would:

•	reduce the principal amount of or change the stated maturity of any Debenture;

•

alter the manner of calculation of, reduce the rate of accrual for, or extend the time for payment of interest, including additional amounts, if any, on, or the fundamental change repurchase price of, any Debenture;

•	reduce any amount payable upon repurchase of any Debenture or change the time at which or circumstances under which the Debentures may or shall be repurchased;

•	impair the right of a holder to institute suit for payment on or conversion of any Debenture;

•	change the currency in which any Debenture or interest, including additional amounts, if any, on, or the fundamental change repurchase price of, any Debenture is payable;

•	adversely affect the repurchase option of the holders or the right of a holder to convert any Debenture, or reduce the settlement amount receivable upon conversion;

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•

subject to specified exceptions, amend or modify certain of the provisions of the indenture relating to amendment or modification or waiver of provisions of the indenture or reduce the percentage of the aggregate principal amount of outstanding Debentures necessary to amend, modify or supplement the indenture or the Debentures or waive an event of default; or

•	reduce the percentage of Debentures required for consent to any amendment or modification of the indenture.

          We and the trustee may modify certain provisions of the indenture without the consent of the holders of the Debentures, including to:

•	add guarantees with respect to the Debentures or secure the Debentures;

•	remove guarantees as provided in the indenture;

•	evidence the assumption of our obligations by a successor person (and the public acquirer, if applicable) under the provisions of the indenture relating to consolidations, mergers and sales of assets;

•	surrender any of our rights or powers under the indenture;

•	add covenants or events of default for the benefit of the holders of Debentures;

•	cure any ambiguity or correct any inconsistency in the indenture, so long as such action will not materially adversely affect the interests of holders;

•	modify or amend the indenture to permit the qualification of the indenture under the Trust Indenture Act as then in effect;

•	establish the forms or terms of the Debentures if issued in definitive form;

•	evidence the acceptance of appointment by a successor trustee;

•	give effect to the election, if any, by us referred to under “Payment upon Conversion—Make-Whole Amount and Adjustment for Conversion After a Public Acquirer Change of Control”;

•	conform, as necessary, the indenture and the form or terms of the Debentures, to the “Description of the Debentures” as set forth in this prospectus; and

•

make other changes to the indenture or forms or terms of the Debentures, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the Debentures.

Calculations in Respect of Debentures

          We will be responsible for making all calculations called for under the Debentures, unless otherwise set forth above. These calculations include, but are not limited to, determinations of the market prices of our common stock, the amount of accrued interest (including additional amounts, if any) payable on the Debentures and the conversion rate of the Debentures. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of Debentures. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of Debentures upon the request of that holder.

Trustee, Paying Agent, Bid Solicitation Agent and Conversion Agent

          We have appointed U.S. Bank National Association as the trustee under the indenture, as paying agent, bid solicitation agent, conversion agent, Debenture registrar and custodian for the Debentures. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

Notices

          Except as otherwise described herein, notices to registered holders of the Debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

Governing Law

          The Debentures and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination, Exchange, Registration and Transfer

          The Debentures have been issued:

•	in fully registered form;

•	without interest coupons; and

•

in denominations of $1,000 principal amount and integral multiples of $1,000. Holders may present Debentures for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the corporate trust office of the trustee in The City of New York.

Payment and Paying Agent

          We will maintain an office or agent where we will pay the principal on the Debentures and a holder may present the Debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest on any Debentures represented by the registered certificated securities referred to below by check mailed to a holder’s address as it appears in the Debenture register; provided that if a holder has an aggregate principal amount in excess of $2.0 million, it will be paid, at such holder’s written election, by wire transfer in immediately available funds.

          Payments on the Debentures represented by the global Debenture referred to below will be made to The Depository Trust Company, New York, New York, which is referred to herein as DTC, or its nominee, as the case may be, as the registered owner thereof, in immediately available funds.

Book-Entry Delivery and Settlement

          DTC is acting as securities depository for the Debentures. The Debentures are represented by three registered global Debentures in book-entry form (referred to, collectively, as the registered global Debenture) registered in the name of Cede & Co. (the nominee of DTC). Accordingly, beneficial interests in the Debentures will be shown on, and transfers of the Debentures will be effected only through, records maintained by DTC and its participants. Except in the limited circumstances described in the indenture, owners of beneficial interests in the registered global Debenture representing the Debentures will not be entitled to receive Debentures in definitive form and will not be considered holders of Debentures under the indenture.

          DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC holds securities that its participants (referred to as direct participants) deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and certain other organizations.

•

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC in turn is owned by a number of direct participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing

Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by the NYSE, the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•

Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (referred to as indirect participants).

•	The rules applicable to DTC and its participants are on file with the SEC.

          Purchases of Debentures under DTC’s system must be made by or through direct participants, which will receive a credit for such Debentures on DTC’s records. The ownership interest of each actual purchaser of Debentures represented by the registered global Debenture (referred to as the beneficial owner) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the registered global Debenture representing the Debentures are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive Debentures in definitive form, except in the event that use of the book-entry system for such Debentures is discontinued or upon the occurrence of certain other events described in this prospectus.

          To facilitate subsequent transfers, the registered global Debenture representing Debentures that are deposited by direct participants are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the registered global Debenture with DTC and its registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the registered global Debenture representing the Debentures; DTC’s records reflect only the identity of the direct participants to whose accounts such Debentures are credited, which may or may not be the beneficial owners. The direct or indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

          The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Debentures represented by the registered global Debenture to those persons may be limited. In addition, because DTC can act only on behalf of its direct participants, who in turn act on behalf of persons who hold interests through direct participants, the ability of a person having an interest in Debentures represented by the registered global Debenture to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

          Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither DTC nor Cede & Co. (or any other DTC nominee) will consent or vote with respect to the registered global Debenture representing the Debentures unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy (referred to as an omnibus proxy) to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Debentures are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

          Principal and interest payments on the registered global Debenture representing the Debentures will be made to Cede & Co., or such nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those direct and indirect participants and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee) is the responsibility of St. Jude Medical or the trustee, disbursement of those payments to direct participants is the responsibility of DTC, and disbursement of those payments to the beneficial owners is the responsibility of the direct and indirect participants. Neither we nor the trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the Debentures by DTC or the direct or indirect participants or for maintaining or reviewing any records of DTC or the direct or indirect participants relating to ownership interests in the Debentures or the disbursement of payments in respect of the Debentures.

          Debentures represented by the registered global Debenture will be exchangeable for Debentures in definitive form with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) a default under the indenture occurs and is continuing.

          The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Same-Day Funds Settlement System and Payment

          We will make all payments of principal and interest in immediately available funds.

          Secondary trading in long-term notes of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Debentures will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debentures will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debentures.

Registration Rights

          We have entered into a registration rights agreement with the initial purchaser under which we have agreed to use our reasonable best efforts to keep the shelf registration statement to which this prospectus relates effective until the earliest of:

          (1)     two years after the last date of original issuance of any of the Debentures;

          (2)     the date when the holders of Debentures and holders of any shares of common stock issuable on conversion of the Debentures are able to sell such Debentures and such shares immediately without restriction under Rule 144(k) under the Securities Act; and

          (3)     the date when (a) all of the Debentures and any common stock issuable on conversion thereof have been sold either (i) under the shelf registration statement or (ii) under Rule 144 under the Securities Act or any similar provision then in force or (b) the Debentures and any shares of common stock issuable on conversion of the Debentures cease to be outstanding.

          We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period may not exceed an aggregate of:

•	45 days in any 90-day period; or

•	90 days in any 360-day period.

          However, in the event that our suspension of the effectiveness of the shelf registration statement as described above relates to our determination in good faith that the disclosure of a previously undisclosed proposed or pending material business transaction would be reasonably likely to impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days in any 90-day period. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the Debentures of the existence of such a suspension. Each holder, by its acceptance of the Debentures, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

          A registration default occurs when the shelf registration statement ceases to be effective or is not usable and (1) the shelf registration statement is not succeeded within 10 business days by a post-effective amendment, prospectus supplement or report filed under the Exchange Act (other than in the case of a suspension period described in the preceding paragraph), (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 45th day or 60th day, as the case may be, or (3) a suspension period, when aggregated with other suspension periods during the prior 360-day period, continues, unterminated, for more than 90 days.

          If a registration default occurs, predetermined “additional amounts” will accrue on the Debentures that are transfer restricted securities, from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured and (2) the date the registration statement is no longer required to be kept effective. The additional amounts will be paid to those entitled to interest payments on such dates semiannually in arrears on each June 15 and December 15 and will accrue at a rate per year equal to:

•	0.25% of the principal amount of a Debenture to and including the 90th day following such registration default; and

•	0.50% of the principal amount of a Debenture from and after the 91st day following such registration default.

          In no event will additional amounts accrue at a rate exceeding 0.50% per year. If a registration default occurs after a holder has converted its Debentures into cash and common stock, if any, such holder will not be entitled to any compensation with respect to any such common stock.

          We will provide each registered holder copies of this prospectus and take certain actions as are required to permit unrestricted resales of the Debentures and any common stock issuable upon conversion of the Debentures. A holder who wishes to sell Debentures or common stock pursuant to the shelf registration statement is required to be named as a selling securityholder in this prospectus or a prospectus supplement and to deliver a prospectus and any prospectus supplements to purchasers, is subject to the civil liability provisions under the Securities Act in connection with any sales and is bound by the provisions of the registration rights agreement which are applicable to that holder, including certain indemnification provisions.

          In order to be named as a selling securityholder in a prospectus supplement, a holder must complete and deliver a questionnaire to us. In accordance with the terms of the registration rights agreement, upon receipt of a completed notice and questionnaire delivered by a holder interested in selling Debentures or common stock under the shelf registration statement to which this prospectus relates, together with any other information we may reasonably request from a holder of such Debentures or common stock, we will, within 20 business days after receipt, file any prospectus supplements as are necessary to permit the holder to deliver a prospectus and any prospectus supplements to purchasers of such Debentures or shares of common stock, subject to our right to suspend the use of the prospectus. If a holder does not complete and deliver a questionnaire or provide the other information we may request, that holder will not be named as a selling securityholder in a prospectus supplement and will not be permitted to sell its securities under the shelf registration statement.

DESCRIPTION OF CAPITAL STOCK

General

          This section summarizes the general terms of our capital stock. The following description is only a summary and does not purport to be complete and is qualified by reference to our restated articles of incorporation and amended and restated bylaws. Our restated articles of incorporation and amended and restated bylaws have been incorporated in this prospectus by reference. See “Where You Can Find More Information” for information on how to obtain copies.

Authorized Capital Stock

          Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.10 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share. As of August 24, 2007, there were approximately 341,270,927 shares of our common stock outstanding, approximately 34,904,962 shares of our common stock reserved to be issued upon exercise of outstanding options and no shares of our preferred stock outstanding.

Common Stock

          The holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Our board of directors is classified into three classes, one of which is elected each year. Accordingly, holders of a majority of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of all debts and other liabilities, and subject to the prior rights, if any, of any holders of preferred stock then outstanding. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and any shares of our common stock issued upon conversion of the Debentures will be, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue. We currently do not pay cash dividends on our common stock. We presently intend to retain earnings for use in the operations and expansion of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. The transfer agent and registrar for our common stock is Computershare Limited.

Preferred Stock

          Preferred Stock may be issued by our board of directors from time to time in one or more series, and our board of directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock. The purpose of authorizing our board of directors to determine such rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of our common stock and, under certain circumstances, make it more difficult for a third party to gain control of St. Jude Medical because the issuance of new shares could be used to dilute the stock ownership of such third party.

Certain Provisions of Our Articles of Incorporation and Bylaws

          Our restated articles of incorporation and our amended and restated bylaws currently contain provisions that could make the acquisition of control of our company or the removal of our existing management more difficult, including the following:

•	we do not provide for cumulative voting for our directors;

•	we have a classified board of directors with each class serving a staggered three-year term;

•	a vote of 80% of the outstanding shares of voting stock, voting together as a single class, is required to remove directors, and such directors may only be removed for cause;

•

the affirmative vote of the holders of 80% of the outstanding shares of voting stock, voting together as a single class, is required to amend provisions of our restated articles of incorporation relating to the staggered terms and the removal of directors;

•

our board of directors fixes the size of the board of directors within certain limits, may create new directorships and may appoint new directors to serve for the full term of the class of directors in which the new directorship was created. The board of directors (or its remaining members, even though less than a quorum) also may fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of director in which the vacancy occurred;

•	our board of directors retains the power to designate series of preferred stock and to determine the powers, rights, preferences, qualifications and limitations of each series;

•	all shareholder actions must be taken at a regular or special meeting of the shareholders and cannot be taken by written consent without a meeting; and

•

our restated articles of incorporation contain “fair price” provisions which require the affirmative vote of 75% of the voting power of the outstanding shares of voting stock, voting together as a single class, to approve certain business combinations involving St. Jude Medical and a related shareholder (including mergers, consolidations and sales of a substantial part of our assets) unless specified price criteria and procedural requirements are met or unless the transaction is approved by a majority of the continuing directors as provided therein. The affirmative vote of the holders of 80% of the outstanding shares of voting stock, voting together as a single class, is required to amend provisions of our restated articles of incorporation relating to the “fair price” provisions.

Business Combinations and Control Share Acquisitions

          We are governed by the provisions of Sections 671, 673 and 675 of the Minnesota Business Corporation Act. These provisions may have an effect of delaying, deferring or preventing an unsolicited takeover of St. Jude Medical and deprive our shareholders of an opportunity to sell their shares at a premium over the market price. The following description of certain provisions of the Minnesota Business Corporation Act is only a summary and does not purport to be complete and is qualified in its entirety by reference to the Minnesota Business Corporation Act.

          In general, Section 671 of the Minnesota Business Corporation Act provides that a corporation’s shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors.

          In general, Section 673 of the Minnesota Business Corporation Act prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless either the business combination or the acquisition by which such person becomes an interested shareholder is approved in a prescribed manner before the person became an interested shareholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s outstanding voting stock. Section 673 does not apply if a committee of our board of directors consisting of all of our disinterested directors (excluding our current and former officers and employees) approves the proposed transaction or the interested shareholder’s acquisition of shares before the share acquisition date or on the share acquisition date but before the interested shareholder becomes an interested shareholder.

          If a takeover offer is made for our stock, Section 675 of the Minnesota Business Corporation Act precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the takeover offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier takeover offer. A “takeover offer” is a tender offer which results in an offeror who owned ten percent or less of a class of our shares acquiring more than ten percent of that class, or which results in the offeror increasing its beneficial ownership of a class of our shares by more than ten percent of the class, if the offeror owned ten percent or more of the class before the takeover offer. Section 675 does not apply if a committee of our board of directors approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer. The committee must consist solely of directors who were directors or nominees for our board of directors at the time of the first public announcement of the takeover offer, and who are not our current or former officers and employees, offerors, affiliates or associates of the offeror or nominees for our board of directors by the offeror or an affiliate or associate of the offeror.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

          The following is a summary of the certain U.S. federal income and, in the case of non-U.S. holders (as defined below), material U.S. federal estate tax considerations of the purchase, ownership and disposition of Debentures and the shares of common stock into which the Debentures may be converted. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the Code), applicable regulations, administrative rulings and judicial decisions currently in effect, any of which may be changed, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. Except where noted, this summary deals only with a Debenture or share of common stock held as a capital asset. This summary does not address all aspects of U.S. federal income taxes and does not deal with tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•

tax consequences to persons holding Debentures or common stock as a part of a hedging, integrated, or conversion transaction or straddle or persons deemed to sell Debentures or common stock under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any; and

•	any state, local or foreign tax consequences.

          If a partnership (as determined for U.S. federal income tax purposes) holds Debentures or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the Debentures or shares of common stock, you should consult your tax advisors.

          If you are considering the purchase of Debentures, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation, as well as consequences arising under the laws of any other taxing jurisdiction.

          We use the term “U.S. holder” to mean a beneficial owner of Debentures or shares of common stock received upon conversion of Debentures that is, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation, or any other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state (including the District of Columbia);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

          A “non-U.S. holder” is a beneficial owner of Debentures or shares of common stock received upon conversion of the Debentures that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as

“controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. These special rules are not addressed in the following summary. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Interest

          Interest on a Debenture will generally be taxable as ordinary income at the time it is paid or accrued, in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Additional Amounts

          In the event of a registration default, as described under “Description of the Debentures—Registration Rights,” we may be obligated to pay additional amounts on the Debentures. Under applicable Treasury regulations, the possibility that any such additional amounts will be paid will not affect the timing, amount or character of income U.S. holders will recognize with respect to the Debentures if there is only a remote chance as of the date the Debentures were issued that such payments will be made.

          We believe that there is only a remote possibility that we will be obligated to make any such additional payments on the Debentures. Therefore, we do not intend to treat the Debentures as contingent payment debt instruments or the potential payment of these amounts as part of the yield to maturity of the Debentures. However, if these amounts are in fact paid, we intend to take the position that U.S. holders will be required to recognize such amounts as ordinary income when received or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes. Our determination that this contingency is remote is binding on U.S. holders unless they disclose a contrary position to the Internal Revenue Service (the IRS) in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination, U.S. holders would be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the Debentures, treat as ordinary income (rather than capital gain) any gain recognized on a sale, exchange or redemption of a Debenture, and treat the entire amount of realized gain upon a conversion of Debentures as taxable.

          U.S. holders should consult their tax advisors regarding the tax consequences of the Debentures being treated as contingent payment debt instruments. The remainder of this discussion assumes that the Debentures are not treated as contingent payment debt instruments.

Market Discount

          A U.S. holder that acquires a Debenture at a price that is less than the Debenture’s stated redemption price at maturity (generally, the sum of all payments required under the Debenture other than payments of stated interest) will be treated as having purchased the Debenture at a “market discount.” Subject to a de minimis exception, the market discount rules generally require a U.S. holder who acquires a Debenture at a market discount to treat any principal payment on the Debenture and any gain recognized on any disposition of the Debenture as ordinary income to the extent of the accrued market discount not previously included in income, at the time of such payment or disposition. In general, the amount of market discount that has accrued is determined on a straight-line basis over the remaining term of the Debenture as of the time of acquisition, or, at the election of the holder, on a constant yield basis. Such an election applies only to the Debenture with respect to which it is made and may not be revoked.

          A U.S. holder of a Debenture acquired at a market discount also may elect to include the market discount in income as it accrues. If a U.S. holder so elects, the rules discussed above with respect to ordinary income recognition resulting from the payment of principal on a Debenture or the disposition of a Debenture would not apply, and the holder’s tax basis in the Debenture would be increased by the amount of the market discount included in income at the time it accrues. This election would apply to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

          A U.S. holder may be required to defer until maturity of the Debenture (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a Debenture with market discount, unless the holder elects to include market discount in income on a current basis.

          Upon the conversion of a Debenture into cash and common stock, any accrued market discount on the Debenture not previously included in income will be carried over to the common stock received upon conversion of the Debenture, and any gain recognized upon the disposition of such common stock will be treated as ordinary income to the extent of such accrued market discount.

Amortizable Bond Premium

          If a U.S. holder acquires a Debenture for a price that is in excess of the Debenture’s stated redemption price at maturity, the U.S. holder generally will be considered to have acquired a Debenture with “amortizable bond premium.” Amortizable bond premium, however, does not include any premium attributable to the conversion feature of the Debenture. A U.S. holder may elect to amortize amortizable bond premium on a constant yield basis. The amount amortized in any year generally will be treated as a deduction against the holder’s interest income on the Debenture. If the amortizable bond premium allocable to a year exceeds the amount of interest income allocable to that year, the excess would be allowed as a deduction for that year but only to the extent of the holder’s prior inclusions of interest income (net of any deductions for bond premium) with respect to the Debenture. The premium on a Debenture held by a U.S. holder that does not make such an election will decrease the gain or increase the loss otherwise recognizable on the disposition of the Debenture. The election to amortize the premium on a constant yield basis generally applies to all bonds held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Sale, Exchange, Redemption or Other Taxable Disposition of Debentures

          Except as provided below under “—Conversion of Debentures,” a U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a Debenture equal to the difference between (1) the amount realized upon such taxable disposition of the Debenture (less any amount attributable to accrued interest, which will be taxable as ordinary interest income) and (2) the U.S. holder’s tax basis in the Debenture. A U.S. holder’s tax basis in a Debenture will generally be equal to the amount that the U.S. holder paid for the Debenture increased by the amount of accrued market discount previously included in the holder’s income, and decreased by the amount of any amortizable bond premium previously deducted by the holder. Subject to the discussion above regarding market discount, any gain or loss recognized on a taxable disposition of the Debenture will generally be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the Debenture, a U.S. holder is treated as holding the Debenture for more than one year, such gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. A U.S. holder’s ability to deduct capital losses is subject to certain limitations.

Conversion of Debentures

          If a U.S. holder receives solely cash in exchange for a Debenture upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the Debenture in a taxable disposition (as described above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Debentures”).

          We intend to treat the conversion of a Debenture into cash and common stock for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the Debentures. In that event, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the Debentures considered to be converted into stock, except with respect to any cash received in lieu of a fractional share or any stock attributable to accrued interest. The cash payment received would generally be treated as proceeds from the sale of a portion of the Debenture and taxed in the manner described under “—Sale, Exchange, Redemption or Other Taxable Disposition of Debentures” above (or, in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share).

          The U.S. holder’s tax basis in the Debenture would generally be allocated pro rata based on the relative fair market values of the common stock received (other than common stock received with respect to accrued interest), the fractional share that is sold for cash and the portion of the Debenture that is treated as sold for cash. The holding period for the common stock received in the conversion (except any common stock received with respect to accrued interest) would include the holding period for the Debentures and a U.S. holder’s tax basis in the common stock received in the conversion generally would be equal to the portion of its tax basis in a Debenture allocable to the portion of the Debenture deemed converted into stock (including any fractional shares of stock).

          U.S. holders should consult their tax advisors regarding the tax treatment of the receipt of cash and common stock for Debentures upon conversion.

Constructive Distributions

          The conversion rate of the Debentures may be adjusted in certain circumstances, as described in “Description of the Debentures—Payment upon Conversion—Conversion Rate Adjustments.” Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Debentures, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the Debentures (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and possibly adjustments in connection with a fundamental change) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code, as described under “—Distributions on Common Stock.” It is not clear whether a constructive dividend deemed paid to a U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends received or for the dividends-received deduction applicable to certain dividends paid to corporate holders. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding taxes on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against payments of cash and common stock payable on the Debentures (or, in certain circumstances, against any payments on the common stock).

Distributions on Common Stock

          Distributions, if any, made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by a non-corporate U.S. holder in tax years prior to 2011 will be eligible to be taxed at reduced rates if the U.S. holder meets certain holding period and other applicable requirements.

Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock

          Subject to the discussion above regarding market discount, upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon such taxable disposition and (2) the U.S. holder’s tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

          Information reporting requirements generally will apply if a U.S. holder receives payments of interest on the Debentures, dividends on shares of common stock or proceeds from the sale of a Debenture or share of common stock, unless the U.S. holder is an exempt recipient such as a corporation. Backup withholding will apply to those payments if a U.S. holder, who is not otherwise exempt from withholding, fails to make required certifications and provide its correct taxpayer identification number or has been notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided required information is furnished timely to the IRS.

Consequences to Non-U.S. Holders

Interest

          Subject to the discussion below concerning backup withholding, a non-U.S. holder who is not engaged in a trade or business in the United States to which interest on a Debenture is attributable generally will not be subject to U.S. federal income tax or the U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) on interest on a Debenture provided that:

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a Debenture is described in section 88l(c)(3)(A) of the Code; and

•

(1) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (2) the non-U.S. holder holds the Debentures through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury regulations.

          Special certification rules apply to non-U.S. holders that are pass-through entities.

          If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the Debentures is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the Debentures is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base), then the non-U.S. holder will be exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied) and will instead be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

          If we fail to register the Debentures as agreed, payments of additional amounts may be subject to U.S. withholding tax. We intend to withhold tax at a rate of 30% on any payment of such amounts made to a non-U.S. holder unless we receive certain certifications from the non-U.S. holder claiming that such payments are subject to reduction or elimination of withholding under an applicable treaty, or that such payments are effectively connected with such holder’s conduct of a trade or business in the United States, each as described above. If we withhold tax from any payment of additional amounts made to a non-U.S. holder and such payment were determined not to be subject to U.S. federal tax, a non-U.S. holder would be entitled to a refund of any tax withheld.

Dividends and Constructive Distributions

          Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “—Consequences to U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate (or a lower rate under an applicable income tax treaty). However, dividends that are effectively connected with the conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base) will not be subject to the withholding tax, but instead will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder must comply with certain certification and disclosure requirements in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or a lower rate under an applicable income tax treaty). Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set off any such payment against payments of cash and common stock payable on the Debentures (or, in certain circumstances, against any payments on the common stock).

          A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Certain Redemptions, Conversion or Other Taxable Dispositions of Debentures or Shares of Common Stock

          Gain realized by a non-U.S. holder on the sale, exchange, certain redemptions or other taxable dispositions of a Debenture or common stock (as well as upon the conversion of a Debenture into cash or into a combination of cash and common stock) will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment or fixed base);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” (a USRPHC) for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5 year period ending on the date of disposition of the Debentures or common stock, as the case may be.

          If you are a non-U.S. holder who is an individual described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition of a Debenture or common stock, generally in the same manner as if you were a U.S. holder. If you are a foreign corporation that is described in the first bullet point above, you will be subject to tax on your net gain generally in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits (or at a lower rate under an applicable income tax treaty). If you are described in the second bullet point above, you will be subject to a flat 30% tax on the gain recognized on the sale, exchange, redemption, conversion or other taxable disposition of a Debenture or common stock (which gain may be offset by U.S. source capital losses), even though you are not considered a resident of the United States. Any amounts (including common stock) which a non-U.S. holder receives on a sale, exchange, redemption, conversion or other taxable disposition of a Debenture which are attributable to accrued interest will generally be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Interest.” We believe that we are not currently, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

U.S. Federal Estate Tax

          The estate of a non-U.S. holder will not be subject to U.S. federal estate tax on the Debentures beneficially owned by the non-U.S. holder at the time of his or her death provided that:

•

any interest payments to the non-U.S. holder on the Debentures would be eligible for exemption from the 30% U.S. federal withholding tax under the rules described in “—Interest,” without regard to the certification requirements described in the last bullet point; and

•

interest on the Debentures would not have been, if received at the time of the non-U.S. holder’s death, effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

          The estate of a non-U.S. holder will be subject to U.S. federal estate tax on common stock beneficially owned by the non-U.S. holder at his or her death, unless an applicable estate tax treaty provides otherwise. Estates of decedents who are not citizens or residents of the United States (as defined for U.S. federal estate tax purposes) are generally allowed a statutory credit that has the effect of offsetting the U.S. federal estate tax imposed on the first $60,000 of the taxable estate.

Information Reporting and Backup Withholding

          Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest or dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described in the last bullet point under “—Interest” has been received (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code). A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a Debenture or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described in the last bullet point under “—Interest” has been received (and the payor does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

SELLING SECURITYHOLDERS

          We originally issued the Debentures to Banc of America Securities LLC, as the initial purchaser, in a transaction exempt from the registration requirements of the Securities Act. The initial purchaser immediately resold the Debentures to persons reasonably believed to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from the registration requirements of the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors (all of whom may be selling securityholders), may from time to time offer and sell pursuant to this prospectus any or all of the Debentures and any common stock into which the Debentures are convertible. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledges or donees or their successors.

          The table below sets forth the name of each selling securityholder, the principal amount of Debentures that each selling securityholder may offer pursuant to this prospectus and the number of shares of our common stock issuable upon conversion of the Debentures that may be offered pursuant to this prospectus. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates. The information is based on information provided by or on behalf of the selling securityholders to us in a selling securityholder questionnaire and is as of the date specified by the selling securityholders in such questionnaires. The selling securityholders may offer all, some or none of the Debentures or common stock into which the Debentures are convertible, if and when converted. We have assumed for purposes of the table below that the selling securityholders will sell all of their Debentures and common stock issuable upon conversion of the Debentures pursuant to this prospectus and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned by such selling securityholders. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which they provided the information regarding their Debentures in transactions exempt from the registration requirements of the Securities Act. All of the Debentures were “restricted securities” under the Securities Act prior to this registration. Banc of America Securities LLC and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services to us for which services they have received, and may in the future receive, customary fees. An affiliate of Banc of America Securities LLC is a party to a convertible note hedge transaction and a warrant transaction with us which we entered into in connection with the sale of the Debentures. Banc of America Securities LLC is a selling securityholder and is the sole lead arranger and sole book manager under our $1.0 billion multi-year credit facility and receives customary fees in connection therewith. In addition, an affiliate of Banc of America Securities LLC is an agent and lender under that credit facility and receives customary fees in connection therewith. Banc of America Securities LLC also acts as a dealer under our commercial paper program.

Selling Securityholder(1)	Principal Amount of Debentures That May Be Sold	Percentage of Debentures Outstanding	Shares of Common Stock Offered(2)(3)	Shares of Common Stock Beneficially Owned After the Offering(4)

Absolute Strategies Fund, Forum Funds Trust	$600,000	0.05%	11,526	—
Admiral Flagship Master Fund, Ltd.	10,000,000	0.83%	192,101	—
Advent Convertible Arb Master	13,176,000	1.10%	253,112	—
Advent Enhanced Phoenix	4,090,000	0.34%	78,569	—
Alabama Children’s Hospital Foundation	300,000	0.03%	5,763	—
Alcon Laboratories	396,000	0.03%	7,607	—
Allstate Insurance Company (5)	5,000,000	0.42%	96,050	151,763
Allstate Life Insurance Company (5)	12,000,000	1.00%	230,521	—
Amerisure Mutual Insurance Company	1,200,000	0.10%	23,052	—

Aristeia International Limited	97,186,000	8.10%	1,866,952	—
Aristeia Partners LP	12,814,000	1.07%	246,158	—
Arkansas Pers	150,000	0.01%	2,881	—
Arkansas Teacher Retirement System	5,640,000	0.47%	108,344	—
Attorney’s Title Insurance Fund	395,000	0.03%	7,587	—
AVIVA Capitol Management	2,650,000	0.22%	50,906	—
Banc of America Securities LLC (6)	27,446,000	2.29%	527,240	3,426,613
Bancroft Fund Ltd.	1,000,000	0.08%	19,210	—
Baptist Health of South Florida, Inc.	1,255,000	0.10%	24,108	—
Bayern Invest — Convertible Bond Funds	3,000,000	0.25%	57,630	—
Black Diamond Convertible Offshore LDC	3,000,000	0.25%	57,630	—
Black Diamond Offshore Ltd.	690,000	0.06%	13,254	—
Blue Cross Blue Shield of Arizona, Inc.	275,000	0.02%	5,282	—
Boilermakers Blacksmith Pension Trust	1,005,000	0.08%	19,306	—
British Virgin Islands Social Security Board	86,000	0.01%	1,652	—
Calamos Convertible Fund — Calamos Investment Trust	4,000,000	0.33%	76,840	—
Calamos Growth and Income Fund – Calamos Investment Trust	29,858,000	2.49%	573,575	—
Calamos Market Neutral Income Fund — Calamos Investment Trust	16,000,000	1.33%	307,361	—
Canadian Imperial Holdings Inc.	40,000,000	3.33%	768,404	—
CAS H-1	2,250,000	0.19%	43,222	—
CC Arbitrage, Ltd.	4,000,000	0.33%	76,840	—
CGNU Life Fund	1,300,000	0.11%	24,973	—
Citigroup Global Markets Inc.	2,000,000	0.17%	38,420	—
City of Birmingham Retirement & Relief System	825,000	0.07%	15,848	—
City University of New York	114,000	0.01%	2,189	—
CNH CA Master Account, L.P.	10,000,000	0.83%	192,101	84,000
Commercial Union Life Fund	1,300,000	0.11%	24,973	—
Credit Industriel Et Commercial	80,200,000	6.68%	1,540,650	—
Credit Suisse Securities International LLC	61,500,000	5.13%	1,181,421	—

Credit Suisse Securities (USA) LLC	24,030,000	2.00%	461,618	—
DBAG London	34,080,000	2.84%	654,680	—
Deutsche Bank Securities, Inc.	22,975,000	1.91%	441,352	—
Double Black Diamond Offshore LDC	4,310,000	0.36%	82,795	—
Dunham Appreciation and Income Fund	181,000	0.02%	3,477	—
Ellsworth Fund Ltd.	1,000,000	0.08%	19,210	—
Engineers Joint Pension Fund	415,000	0.03%	7,972	—
Family Service Life Insurance Co.	100,000	0.01%	1,921	—
FFVA Mutual Inurance Company	88,000	0.01%	1,690	—
Florida Power and Light	1,198,000	0.10%	23,013	—
Forest Global Convertible Master Fund L.P.	3,990,000	0.33%	76,648	—
Forest MultiStrategy Master Fund SPC, on behalf of its MultiStrategy Segrated Portfolio	78,000	0.01%	1,498	—
FPL Group Employees Pension Trust	1,670,000	0.14%	32,080	—
GCOF - H-1	750,000	0.06%	14,407	—
Genese County Employees’ Retirement System	975,000	0.08%	18,729	—
Georgia Firefighters Pension Fund	700,000	0.06%	13,447	—
Georgia Municipal Employee Benefit System	1,198,000	0.10%	23,013	—
GLG Market Neutral Fund	10,000,000	0.83%	192,101	—
Governing Board Employees Benefit Plan of the City of Detroit	16,000	0.00%	307	—
Grady Hospital Foundation	72,000	0.01%	1,383	—
Greek Catholic Union of the USA	140,000	0.01%	2,689	—
Guardian Life Insurance Company	8,000,000	0.67%	153,680	—
Guardian Pension Trust	400,000	0.03%	7,684	—
Healthcare Georgia Foundation	77,000	0.01%	1,479	—
HFR CA Global Opportunity Master Trust	1,461,000	0.12%	28,065	—
HFR RVA Op Master Trust Fund	298,000	0.02%	5,724	—
HFR RVA Select Performance Master Trust	138,000	0.01%	2,650	—
Highbridge Convertible Arbitrage Master Fund LP (7)	5,500,000	0.46%	105,655	—
Highbridge International LLC (7)	32,000,000	2.67%	614,723	—

Housing Authority of the City of San Antonio Employees Money Purchase Pension Plan & Trust	36,000	0.00%	691	—
Independence Blue Cross	601,000	0.05%	11,545	—
ING Equity Income Fund	660,000	0.06%	12,678	—
Injured Workers Insurance Fund	2,000,000	0.17%	38,420	—
Innovest Finanzdienstle	6,200,000	0.52%	119,102	—
Institutional Benchmarks Master Fund Ltd.	778,000	0.06%	14,945	—
Institutional Benchmark Series LTD	1,175,000	0.10%	22,571	—
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Global Capital, LLC	1,375,000	0.11%	26,413	—
Investcorp Silverback Arbitrage Master Fund Limited	10,000,000	0.83%	192,101	—
Jackson County Employees’ Retirement System	475,000	0.04%	9,124	—
JMG Capital Partners, LP	18,750,000	1.56%	360,189	—
JMG Triton Offshore Fund, Ltd.	18,750,000	1.56%	360,189	—
KBC Financial Products USA Inc.	4,000,000	0.33%	76,840	—
LDG Limited	444,000	0.04%	8,529	—
LLT Limited	1,440,000	0.12%	27,662	—
Louisiana CCRF	865,000	0.07%	16,616	—
Lyxor/Forest Fund Limited	5,738,000	0.48%	110,227	—
Lyxor Master Trust Fund	351,000	0.03%	6,742	—
MacKay Shields LLC	20,099,000	1.67%	386,103	—
Marathon Global Convertible Master Fund, Ltd.	25,000,000	2.08%	480,252	—
Millennium Partners, L.P.	7,500,000	0.63%	144,075	—
Mohican VCA Master Fund, Ltd.	1,900,000	0.16%	36,499	—
Morgan Stanley Convertible Securities Trust	116,000	0.01%	2,228	—
Morley AISF Convertible Bond Arbitrage Fund	2,000,000	0.17%	38,420	—
Nicholas Applegate U.S. Convertible Fund	2,290,000	0.19%	43,991	—
Norcal Mutual Insurance Company	400,000	0.03%	7,684	—
Norwich Union Life and Pensions	2,700,000	0.23%	51,867	—
Nuveen Preferred & Convertible Income Fund JPC	950,000	0.08%	18,249	—

Nuveen Preferred & Convertible Income Fund JQC	1,300,000	0.11%	24,973	—
Occidental Petroleum Corporation	264,000	0.02%	5,071	—
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund	1,112,000	0.09%	21,361	—
Pimco Convertible Fund	500,000	0.04%	9,605	—
Platinum Grove Contingent Capital Master Fund	5,000,000	0.42%	96,050	—
Port Authority of Allegheny County Consolidated Trust Fund	35,000	0.00%	672	—
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	380,000	0.03%	7,299	—
Privilege Portfolio SICAV	14,000,000	1.17%	268,941	—
Pro Mutual	722,000	0.06%	13,869	—
Quattro Fund Ltd.	9,234,000	0.77%	177,386	—
Quattro Multistrategy Masterfund LP	779,000	0.06%	14,964	—
Radian Asset Assurance, Inc.	2,400,000	0.20%	46,104	—
Radian Guaranty	500,000	0.04%	9,605	—
Radian Insurance Inc.	6,000,000	0.50%	115,260	—
Raytheon Phoenix	994,000	0.08%	19,094	—
RCG Latitude Master Fund, Ltd. (8)	6,000,000	0.50%	115,260	—
RCG PB Ltd (8)	3,500,000	0.29%	67,235	—
RMF Umbrella SICAV	500,000	0.04%	9,605	—
S.A.C. Arbitrage Fund, LLC (9)	15,000,000	1.25%	288,151	—
Sailfish Multi Strategy Fixed Income Master Fund (G2) Ltd. (10)	44,500,000	3.71%	854,849	—
Sandelman Partners Multi-Strategy Master Fund Ltd.	50,000,000	4.17%	960,505	—
San Diego City Retirement System	2,355,000	0.20%	45,239	—
San Diego County Employee Retirement Association	2,045,000	0.17%	39,284	—
San Francisco City and County ERS	1,130,000	0.09%	21,707	—
Satellite Convertible Arbitrage Master Fund LLC (11)	20,000,000	1.67%	384,202	—

Seattle City Employee Retirement System	111,000	0.01%	2,132	—
Silvercreek II Limited	4,000,000	0.33%	76,840	—
Silvercreek Limited Partnership	6,000,000	0.50%	115,260	—
Steelhead Pathfinder Master LP	3,500,000	0.29%	67,235	—
Teachers’ Retirement System of the City of New York	1,546,000	0.13%	29,698	—
The Global Convertible Opportunities Fund Limited	10,000,000	0.83%	192,101	—
The Police and Fire Retirement System of the City of Detroit	443,000	0.04%	8,510	—
The Travelers Indemnity Company (12)	1,795,000	0.15%	34,482	—
Thrivent Financial for Lutherans	5,500,000	0.46%	105,655	99,400
TQA Master Fund Ltd.	2,844,000	0.24%	54,633	—
TQA Master Plus Fund LTD.	1,776,000	0.15%	34,117	—
Tribeca Convertibles, LP	20,000,000	1.67%	384,202	—
Trustmark Insurance Company	284,000	0.02%	5,455	—
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage Master Limited	37,504,000	3.13%	720,455	—
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage II Master Limited	2,496,000	0.21%	47,948	—
UBS Securities LLC	7,500,000	0.63%	144,075	184,425
UIF Equity Income Fund	408,000	0.03%	7,837	—
United Healthcare — AARP, State Street Acct #2KIL	250,000	0.02%	4,802	—
United Healthcare — UHIC State Street Acct #2K51	250,000	0.02%	4,802	—
US Allianz Equity Income Fund	157,000	0.01%	3,015	—
US Bank FBO Essentia Health Services	435,000	0.04%	8,356	—
Van Kampen Equity & Income Fund	12,435,000	1.04%	238,877	—
Van Kampen Harbor Fund	224,000	0.02%	4,303	—
Vicis Capital Master Fund (13)	39,000,000	3.25%	749,193	—
Xavex Convertible Arbitrage 5 (8)	500,000	0.04%	9,605	—

Zurich Institutional Benchmarks Master Fund LTD., c/o TQA Investors LLC	936,000	0.08%	17,980	—

Subtotal:	$1,097,278,000	91.44%	21,078,820	3,794,438

All other holders of notes or future transferees from any holder (5)(6)	102,722,000	8.56%	1,937,300	—

Total:	$1,200,000,000	100.00%	23,052,120	3,794,438

(1)	Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if required.

(2)

Assumes for each $1,000 in principal amount of Debentures that 19.2101 shares of common stock could be received upon conversion. This conversion rate is subject to adjustment as described under “Description of the Debentures—Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the Debentures may increase or decrease in the future. Excludes shares of common stock that may be issued by us upon the conversion of the Debentures as described under “Description of the Debentures—Payment upon Conversion—Make-Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control.” In addition, excludes fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from the conversion of the Debentures, as described under “Description of the Debentures—Payment upon Conversion.”

(3)

Based on 341,270,927 shares of common stock outstanding as of August 24, 2007, no identified selling securityholder other than Banc of America Securities LLC would own 1% or more of our common stock after an offering and sale of all shares issuable upon conversion of the Debentures. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s Debentures, but we did not assume conversion of any other holder’s Debentures.

(4)

For purposes of computing the number and percentage of Debentures and shares of common stock to be held by the selling securityholders after the conclusion of this offering, we have assumed for purposes of the table above that the selling securityholders named above will sell all of the Debentures and all of the common stock issuable upon conversion of the Debentures offered by this prospectus, and that any other shares of our common stock beneficially owned by these selling securityholders will continue to be beneficially owned by such selling securityholders.

(5)	In addition to the common stock held by this selling securityholder, this selling securityholder and its affiliates also own 244,599 shares of our common stock.

(6)	This selling securityholder also owns $78,000 in principal amount of our 2.800% Convertible Senior Debentures Due 2035.

(7)

Highbridge Capital Management, LLC (Highbridge Management) is the trading manager of this selling securityholder and has voting control and investment discretion over the securities held by this selling securityholder. Glenn Dubin and Henry Swieca control Highbridge Management. Each of Highbridge Management, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by this selling securityholder.

(8)

Ramius Capital Group, L.L.C. (Ramius) is the investment adviser to this selling securityholder and consequently has voting control and investment discretion over the securities held by this selling securityholder. Ramius disclaims beneficial ownership of the securities held by this selling securityholder.

(9)

S.A.C. Capital Advisors, LLC (S.A.C. Capital Advisors) and S.A.C. Capital Management, LLC (S.A.C. Capital Management) share all investment and voting power with respect to the securities held by this selling securityholder. Mr. Steven Cohen controls both S.A.C. Capital Advisors and S.A.C. Capital Management. Each of S.A.C. Capital Advisors, S.A.C. Capital Management and Mr. Cohen disclaims beneficial ownership of any of the securities held by this selling securityholder.

(10)

Each of Mr. Mark Fishman and Mr. Sal Naro share investment and voting power with respect to the ownership interests of the securities held by this selling securityholder but disclaim beneficial ownership of such interests. Messrs. Fishman and Naro are managing members of Sailfish Capital Partners, LLC whose principal business is serving as investment manager of this selling securityholder.

(11)

Satellite Asset Management, L.P. (SAM) is the discretionary investment manager of this selling securityholder. The controlling entity of SAM is Satellite Fund Management, LLC (SFM). SAM, SFM and the managing members of SFM each disclaim beneficial ownership of the securities held by this selling securityholder.

(12)

Oaktree Capital Management, L.P. (Oaktree) does not own any equity interest in this selling securityholder but has voting and dispositive power with respect to the aggregate principal amount of the securities held by this selling securityholder. Lawrence Keele is a principal of Oaktree and is the portfolio manager for this selling securityholder. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the securities held by this selling securityholder, except for their pecuniary interest.

(13)

Vicis Capital LLC (Vicis Capital) is the investment manager of this selling securityholder. John Succo, Shad Stastner and Sky Lucas control Vicis Capital equally but disclaim individual ownership of the securities held by this selling securityholder.

(14)

These holders represent the remaining selling securityholders. We are unable to provide the names of these selling securityholders because such selling securityholders have not yet provided us with the information necessary to name them in this prospectus. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required.

(15)

Assumes that any other holders of Debentures or any future transferees, pledgees, donees or successors of or from any such other holders of the Debentures do not beneficially own any common stock other than common stock into which the Debentures are convertible at the initial conversion rate of 19.2101 shares per $1,000 of principal amount of Debentures.

          Only selling securityholders identified above who beneficially own the securities set forth opposite their respective names in the foregoing table, or in the corresponding table in any prospectus supplement, may sell such securities under the registration statement. Prior to any use of this prospectus in connection with an offering of the Debentures and/or the underlying common stock by any holder not identified above, this prospectus will be supplemented to set forth the name and other information about the selling securityholder intending to sell such Debentures and the underlying common stock. The prospectus supplement will also disclose whether any securityholder selling in connection with such prospectus supplement has held any position or office with, been employed by or otherwise had a material relationship with, us or any of our affiliates during the three years prior to the date of the prospectus supplement if such information has not been disclosed in this prospectus.

PLAN OF DISTRIBUTION

          We are registering the Debentures and the underlying shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus.

          The selling securityholders and their successors, including their transferees, pledgees or donees or their successors (all of whom may be selling securityholders), may sell the Debentures and any common stock into which the Debentures are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Debentures and the underlying common stock. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Notwithstanding the foregoing, in no event will the method of distribution of the Debentures and any common stock into which the Debentures are convertible take the form of an underwritten offering of such Debentures or common stock without the prior written agreement of St. Jude Medical.

          The Debentures and any common stock into which the Debentures are convertible may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

          These prices will be determined by the selling securityholders or by agreement between such selling securityholders and underwriters, broker-dealers or agents. The aggregate proceeds to the selling securityholders from the sale of the Debentures or common stock offered by them will be the purchase price of the Debentures or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Debentures or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

          The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which the Debentures or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market; or

•	otherwise than on such exchanges or services or in the over-the-counter market.

          These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

          In connection with the sale of the Debentures and any common stock into which the Debentures are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Debentures or any common stock into which the Debentures are convertible to close out their short positions, or loan or pledge the Debentures or any common stock into which the Debentures are convertible to broker-dealers which in turn may sell these securities.

          Our outstanding common stock is listed for trading on the NYSE. The Debentures are currently eligible for trading in PORTAL. However, the Debentures will cease to be eligible for trading in PORTAL upon their registration. We have no plans to list the Debentures on a securities exchange or to include the Debentures in any automated quotation system upon their registration and can give no assurance about the development of any trading market for the Debentures. See “Risk Factors—There may not be an active trading market for the Debentures.”

          In order to comply with the securities laws of some states, if applicable, the Debentures and any common stock into which the Debentures are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the Debentures and any common stock into which the Debentures are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

          The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Debentures and common stock into which the Debentures are convertible may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Debentures or the shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

          To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Debentures and any common stock issuable upon conversion of the Debentures. Selling securityholders may ultimately not sell all, and conceivably may not sell any, of the Debentures and shares of common stock offered by them under this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the Debentures and the shares of common stock by other means not described in this prospectus. Furthermore, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A under the Securities Act rather than pursuant to this prospectus.

          To the extent required, the specific Debentures or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement to which this prospectus relates.

          We originally issued the Debentures to Banc of America Securities LLC, as the initial purchaser, in a transaction exempt from the registration requirements of the Securities Act. The initial purchaser immediately resold the Debentures to persons reasonably believed to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from the registration requirements of the Securities Act. We entered into a registration rights agreement with the initial purchaser for the benefit of holders of the Debentures to register the Debentures and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the Debentures and any common stock, including liabilities under the Securities Act. We have agreed, among other things, to pay all expenses of the shelf registration statement to which this prospectus relates.

          Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement effective until the earliest of:

(1) two years after the last date of original issuance of any of the Debentures;

          (2)      the date when the holders of Debentures and holders of any shares of common stock issuable on conversion of the Debentures are able to sell such Debentures and such shares immediately without restriction under Rule 144(k) under the Securities Act; and

          (3)     the date when (a) all of the Debentures and any common stock issuable on conversion thereof have been sold either (i) under the shelf registration statement or (ii) under Rule 144 under the Securities Act or any similar provision then in force or (b) the Debentures and any shares of common stock issuable on conversion of the Debentures cease to be outstanding.

          Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the Debentures and shares of common stock pursuant to the registration statement to which this prospectus relates.

          We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any 90-day period and not to exceed an aggregate of 90 days in any 360-day period, subject to certain specified exceptions. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders. See “Description of the Debentures—Registration Rights.”

VALIDITY OF THE SECURITIES

          The validity of the Debentures and of the shares of common stock issuable upon conversion of the Debentures have been passed upon for St. Jude Medical by Dorsey & Whitney LLP.

EXPERTS

          The consolidated financial statements of St. Jude Medical, Inc. incorporated by reference in St. Jude Medical, Inc.’s Annual Report (Form 10-K) for the year ended December 30, 2006 (including schedules appearing therein), and St. Jude Medical, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006 incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$1,200,000,000

1.22% Convertible Senior Debentures Due 2008
and Common Stock Issuable
Upon Conversion of the Debentures

PROSPECTUS August 31, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

          The following table sets forth the various expenses expected to be incurred by us in connection with the offering described in this registration statement. We are paying all of the selling securityholders’ expenses related to this offering, except that the selling securityholders will pay any applicable underwriting discounts or commissions or broker’s or agent’s commissions and expenses. All amounts are estimated, except for the SEC registration fee.

SEC Registration Fee	$36,840
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	20,000
Printing and Engraving Fees	5,000
Trustee’s Fees and Expenses	1,200
Miscellaneous	5,000

Total	$73,040

Item 15. Indemnification of Directors and Officers.

          Section 521 of the Minnesota Business Corporation Act provides that a company shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the company. As required, we will indemnify that person against judgments, penalties, fines, settlements and reasonable expenses if the officer or director:

•	has not been indemnified by another organization;

•	acted in good faith;

•	has not received an improper personal benefit and Section 255 regarding director conflicts of interests, if applicable, has been satisfied;

•	assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and

•

reasonably believed that the conduct was in the best interests of the company or, in the case of an officer or director who is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company.

          Article XIV of our Articles of Incorporation, as amended and restated, provides that, to the fullest extent permissible under the Minnesota Business Corporation Act, our directors shall not be liable to St. Jude Medical or our shareholders for monetary damages for breach of fiduciary duty as a director.

          Article VII of our Bylaws, as amended and restated, provides that we shall indemnify our officers and directors under such circumstances and to the extent permitted by Section 521of the Minnesota Business Corporation Act described above.

          We enter into indemnification agreements with our directors and officers. The indemnification agreements provide that we shall, subject to certain limitations, indemnify our directors and officers who are made or threatened to be made a party to a proceeding by reason of their former or present official capacities with St. Jude Medical. The circumstances under which we will indemnify our directors or officers against judgments, penalties, fines, settlements and reasonable expenses pursuant to these indemnification agreements are the same as those provided in Section 521 of the Minnesota Business Corporation Act described above.

          We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers St. Jude Medical for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.

Item 16. Exhibits.

          The following Exhibits are attached hereto or incorporated herein by reference:

Exhibit Number	Description of Exhibit

3.1	Articles of Incorporation, as restated as of February 25, 2005 (incorporated by reference from Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004).

3.2	Bylaws, as amended and restated as of February 25, 2005 (incorporated by reference from Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, as filed with the SEC on March 2, 2005).

4.1

Indenture between St. Jude Medical, Inc. and U.S. Bank National Association, as trustee, dated as of April 25, 2007, with respect to the 1.22% Convertible Senior Debentures Due 2008 (incorporated by reference from Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, as filed with the SEC on April 25, 2007).

4.2

Form of 1.22% Convertible Senior Debenture Due 2008 (included in Exhibit 4.1) (incorporated by reference from Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, as filed with the SEC on April 25, 2007).

4.3

Registration Rights Agreement between St. Jude Medical, Inc. and Banc of America Securities LLC, dated as of April 25, 2007 (incorporated by reference from Exhibit 4.2 of the Registrant’s Current Report on Form 8-K, as filed with the SEC on April 25, 2007).

5.1	Opinion of Dorsey & Whitney LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney.

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association, as Trustee under the Indenture.

Item 17. Undertakings.

          The undersigned Registrant hereby undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

              (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

              (A)          Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

              (B)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)          The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described above under Item 15, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on August 31, 2007.

ST. JUDE MEDICAL, INC.

By:	/s/ Daniel J. Starks

Daniel J. Starks
President, Chief Executive Officer and
Chairman

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 31, 2007.

	Signature	Title

	/s/ Daniel J. Starks	President, Chief Executive Officer and Chairman

	Daniel J. Starks	(principal executive officer)

	/s/ John C. Heinmiller	Executive Vice President and Chief Financial Officer

	John C. Heinmiller	(principal financial and accounting officer)

	*	Director

John W. Brown

	*	Director

Richard R. Devenuti

	*	Director

Stuart M. Essig

	*	Director

Thomas H. Garrett III

	*	Director

Michael A. Rocca

	*	Director

Stefan K. Widensohler

	*	Director

Wendy L. Yarno

*By:	/s/ Pamela S. Krop

Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Articles of Incorporation, as restated as of February 25, 2005 (incorporated by reference from Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004).

3.2	Bylaws, as amended and restated as of February 25, 2005 (incorporated by reference from Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, as filed with the SEC on March 2, 2005).

4.1

Indenture between St. Jude Medical, Inc. and U.S. Bank National Association, as trustee, dated as of April 25, 2007, with respect to the 1.22% Convertible Senior Debentures Due 2008 (incorporated by reference from Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, as filed with the SEC on April 25, 2007).

4.2

Form of 1.22% Convertible Senior Debenture Due 2008 (included in Exhibit 4.1) (incorporated by reference from Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, as filed with the SEC on April 25, 2007).

4.3

Registration Rights Agreement between St. Jude Medical, Inc. and Banc of America Securities LLC, dated as of April 25, 2007 (incorporated by reference from Exhibit 4.2 of the Registrant’s Current Report on Form 8-K, as filed with the SEC on April 25, 2007).

5.1	Opinion of Dorsey & Whitney LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney.

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association, as Trustee under the Indenture.